Exhibit 99.2

Item 8.	Consolidated Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of GenCorp Inc.:

In our opinion, the accompanying consolidated balance sheets and the related statements of operations, statements of comprehensive (loss) income, statements of shareholders’ deficit, and statements of cash flows present fairly, in all material respects, the financial position of GenCorp Inc. and its subsidiaries at November 30, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) of the Company’s Annual Report on Form 10-K for the year ended November 30, 2012 (the “Form 10-K”) (not separately presented herein), presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of November 30, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A of the Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Sacramento, California

February 11, 2013 except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information discussed in Note 16, as to which the date is July 26, 2013

GENCORP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	2012	2011	2010
	(In millions, except per share amounts)
Net sales	$994.9	$918.1	$857.9
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	869.6	799.3	753.9
Selling, general and administrative	41.9	40.9	26.7
Depreciation and amortization	22.3	24.6	27.9
Other expense, net	26.2	14.5	11.9

Total operating costs and expenses	960.0	879.3	820.4
Operating income	34.9	38.8	37.5
Non-operating (income) expense
Interest expense	22.3	30.8	37.0
Interest income	(0.6)	(1.0)	(1.6)

Total non-operating expense, net	21.7	29.8	35.4
Income from continuing operations before income taxes	13.2	9.0	2.1
Income tax provision (benefit)	18.9	6.1	(3.9)

(Loss) income from continuing operations	(5.7)	2.9	6.0
Income from discontinued operations, net of income taxes	3.1	—	0.8

Net (loss) income	$(2.6)	$2.9	$6.8

(Loss) income per share of common stock
Basic and Diluted:
(Loss) income per share from continuing operations	$(0.09)	$0.05	$0.11
Income from discontinued operations, net of income taxes	0.05	—	0.01

Net (loss) income per share	$(0.04)	$0.05	$0.12

Weighted average shares of common stock outstanding	59.0	58.7	58.5

Weighted average shares of common stock outstanding, assuming dilution	59.0	58.7	58.6

See Notes to Consolidated Financial Statements.

GENCORP INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Year Ended
	2012	2011	2010
	(In millions)
Net (loss) income	$(2.6)	$2.9	$6.8
Other comprehensive (loss) income:
Amortization of net actuarial losses	58.9	62.8	54.9
Actuarial (losses) gains arising during the period, net	(245.7)	(81.1)	17.6
Amortization of prior service costs	(0.1)	0.1	0.1

Comprehensive (loss) income	$(189.5)	$(15.3)	$79.4

GENCORP INC.

CONSOLIDATED BALANCE SHEETS

	November 30, 2012	November 30, 2011
	(In millions, except per share and share amounts)
ASSETS
Current Assets
Cash and cash equivalents	$162.1	$188.0
Accounts receivable	111.5	107.0
Inventories	46.9	49.5
Recoverable from the U.S. government and other third parties for environmental remediation costs	22.3	23.6
Receivable from Northrop Grumman Corporation (“Northrop”)	6.0	6.0
Other receivables, prepaid expenses and other	16.8	21.5
Income taxes	2.5	5.3

Total Current Assets	368.1	400.9
Noncurrent Assets
Property, plant and equipment, net	143.9	126.9
Real estate held for entitlement and leasing	70.2	63.3
Recoverable from the U.S. government and other third parties for environmental remediation costs	107.9	114.1
Receivable from Northrop	69.3	66.3
Goodwill	94.9	94.9
Intangible assets	13.9	15.4
Other noncurrent assets, net	51.1	57.7

Total Noncurrent Assets	551.2	538.6

Total Assets	$919.3	$939.5

LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$2.7	$2.8
Accounts payable	56.1	33.8
Reserves for environmental remediation costs	39.5	40.7
Postretirement medical and life benefits	7.5	6.8
Advance payments on contracts	100.1	108.5
Deferred income taxes	9.4	3.1
Other current liabilities	103.3	104.1

Total Current Liabilities	318.6	299.8
Noncurrent Liabilities
Senior debt	45.0	47.5
Senior subordinated notes	—	75.0
Convertible subordinated notes	200.2	200.2
Other debt	0.8	0.9
Deferred income taxes	2.2	4.5
Reserves for environmental remediation costs	150.0	149.9
Pension benefits	454.5	236.4
Postretirement medical and life benefits	68.3	68.4
Other noncurrent liabilities	68.5	64.1

Total Noncurrent Liabilities	989.5	846.9

Total Liabilities	1,308.1	1,146.7
Commitments and contingencies (Note 7)
Redeemable common stock, par value of $0.10; 0.4 million shares issued and outstanding as of November 30, 2012 and 2011	3.9	4.4
Shareholders’ Deficit
Preference stock, par value of $1.00; 15.0 million shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.10; 150.0 million shares authorized; 58.9 million shares issued and outstanding as of November 30, 2012; 58.4 million shares issued and outstanding as of November 30, 2011	5.9	5.9
Other capital	269.6	261.2
Accumulated deficit	(181.9)	(179.3)
Accumulated other comprehensive loss, net of income taxes	(486.3)	(299.4)

Total Shareholders’ Deficit	(392.7)	(211.6)

Total Liabilities, Redeemable Common Stock and Shareholders’ Deficit	$919.3	$939.5

See Notes to Consolidated Financial Statements.

GENCORP INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Common Stock		Other	Accumulated	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Capital	Deficit	Loss	Deficit
	(In millions)
November 30, 2009	57.9	$5.9	$258.0	$(189.0)	$(353.8)	$(278.9)
Net income	—	—	—	6.8	—	6.8
Amortization of net actuarial losses	—	—	—	—	54.9	54.9
Actuarial gains arising during the period, net	—	—	—	—	17.6	17.6
Amortization of prior service costs	—	—	—	—	0.1	0.1
Reclassification from redeemable common stock	0.1	—	0.9	—	—	0.9
Repurchase of convertible debt	—	—	(2.9)	—	—	(2.9)
Stock-based compensation and shares issued under equity plan	0.1	—	1.3	—	—	1.3

November 30, 2010	58.1	5.9	257.3	(182.2)	(281.2)	(200.2)

Net income	—	—	—	2.9	—	2.9
Amortization of net actuarial losses	—	—	—	—	62.8	62.8
Actuarial losses arising during the period, net	—	—	—	—	(81.1)	(81.1)
Amortization of prior service costs	—	—	—	—	0.1	0.1
Reclassification from redeemable common stock	0.1	—	0.7	—	—	0.7
Tax benefit from shares issued under equity and performance incentive plans	—	—	0.2	—	—	0.2
Repurchase of convertible debt	—	—	(0.3)	—	—	(0.3)
Stock-based compensation and shares issued under equity plan	0.2	—	3.3	—	—	3.3

November 30, 2011	58.4	5.9	261.2	(179.3)	(299.4)	(211.6)

Net loss	—	—	—	(2.6)	—	(2.6)
Amortization of net actuarial losses	—	—	—	—	58.9	58.9
Actuarial losses arising during the period, net	—	—	—	—	(245.7)	(245.7)
Amortization of prior service credits	—	—	—	—	(0.1)	(0.1)
Reclassification from redeemable common stock	—	—	0.5	—	—	0.5
Tax benefit from shares issued under equity and performance incentive plans	—	—	3.3	—	—	3.3
Stock-based compensation and shares issued under equity plans, net	0.5	—	4.6	—	—	4.6

November 30, 2012	58.9	$5.9	$269.6	$(181.9)	$(486.3)	$(392.7)

See Notes to Consolidated Financial Statements.

GENCORP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	2012	2011	2010
	(In millions)
Operating Activities
Net (loss) income	$(2.6)	$2.9	$6.8
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Income from discontinued operations, net of income taxes	(3.1)	—	(0.8)
Depreciation and amortization	22.3	24.6	27.9
Amortization of debt discount and financing costs	2.9	6.7	10.5
Retirement benefit expense	41.0	46.4	41.9
Stock-based compensation	6.5	3.7	0.4
Net recognized gain on marketable securities	—	—	(0.1)
Impairment of long-lived asset	—	—	1.6
Tax benefit on stock-based awards	(3.3)	(0.2)	—
Loss on debt repurchased	0.4	0.2	1.2
Loss on bank amendment	—	1.3	0.7
Changes in assets and liabilities:
Accounts receivable	(4.5)	(0.3)	9.6
Inventories	2.6	1.6	10.7
Other receivables, prepaid expenses and other	0.6	2.2	7.3
Income tax receivable	6.5	2.3	(5.1)
Real estate held for entitlement and leasing	(3.9)	(4.4)	(5.2)
Receivable from Northrop	(3.0)	(7.7)	(5.2)
Recoverable from the U.S. government and other third parties for environmental remediation costs	7.5	29.1	2.5
Other noncurrent assets	3.2	2.5	6.5
Accounts payable	22.3	6.7	8.7
Pension benefits	—	(3.1)	—
Postretirement medical and life benefits	(5.1)	(5.5)	(5.9)
Advance payments on contracts	(8.4)	(1.5)	44.0
Other current liabilities	4.7	(1.6)	1.6
Deferred income taxes	4.0	—	(2.0)
Reserve for environmental remediation costs	(1.1)	(27.0)	(5.0)
Other noncurrent liabilities and other	(1.2)	(1.8)	(3.4)

Net cash provided by continuing operations	88.3	77.1	149.2
Net cash used in discontinued operations	(2.1)	(0.3)	(1.1)

Net Cash Provided by Operating Activities	86.2	76.8	148.1
Investing Activities
Capital expenditures	(37.2)	(21.1)	(16.9)
Proceeds from sale of land	0.6	—	—
Purchases of marketable securities	—	(15.0)	(154.2)
Sales of marketable securities	—	41.7	127.6
Purchases of restricted cash investments	—	—	(195.0)
Sales of restricted cash investments	—	—	195.0

Net Cash (Used in) Provided by Investing Activities	(36.6)	5.6	(43.5)
Financing Activities
Proceeds from the issuance of debt	—	—	200.0
Repayments on debt	(77.7)	(70.1)	(240.2)
Debt issuance costs	(1.3)	(4.2)	(7.7)
Tax benefit on stock-based awards	3.3	0.2	—
Proceeds from shares issued under equity plans	1.0	—	—
Vendor financing repayments	(0.8)	(1.8)	(1.5)

Net Cash Used in Financing Activities	(75.5)	(75.9)	(49.4)

Net (decrease) increase in cash and cash equivalents	(25.9)	6.5	55.2
Cash and cash equivalents at beginning of year	188.0	181.5	126.3

Cash and Cash Equivalents at End of Year	$162.1	$188.0	$181.5

Supplemental Disclosures of Cash Flow Information
Capital expenditure purchased with a note payable	$—	$—	$4.4
Capital leases	—	—	1.3
Cash refund for income taxes	6.0	0.2	—
Cash paid for income taxes	11.2	3.9	3.5
Cash paid for interest	18.5	22.4	23.6

See Notes to Consolidated Financial Statements.

GENCORP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies

a.	Basis of Presentation and Nature of Operations

The consolidated financial statements of GenCorp Inc. (“GenCorp” or the “Company”) include the accounts of the parent company and its wholly-owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to financial information for prior years to conform to the current year’s presentation.

The Company is a manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the re-zoning, entitlement, sale, and leasing of the Company’s excess real estate assets. The Company’s continuing operations are organized into two segments:

Aerospace and Defense — includes the operations of Aerojet-General Corporation (“Aerojet”) which develops and manufactures propulsion systems for defense and space applications, and armaments for precision tactical and long range weapon systems applications. Primary customers served include major prime contractors to the United States (“U.S.”) government, the Department of Defense (“DoD”), and the National Aeronautics and Space Administration (“NASA”).

Real Estate — includes the activities of the Company’s wholly-owned subsidiary Easton Development Company, LLC (“Easton”) related to the re-zoning, entitlement, sale, and leasing of the Company’s excess real estate assets. The Company owns approximately 11,900 acres of land adjacent to U.S. Highway 50 between Rancho Cordova and Folsom, California east of Sacramento (“Sacramento Land”). The Company is currently in the process of seeking zoning changes and other governmental approvals on a portion of the Sacramento Land to optimize its value.

The Company’s fiscal year ends on November 30 of each year. The fiscal year of the Company’s subsidiary, Aerojet, ends on the last Saturday of November.

In July 2012, the Company signed a definitive agreement to acquire the Pratt & Whitney Rocketdyne division (the “Rocketdyne Business”) from United Technologies Corporation (“UTC”) for $550 million (the “Acquisition”). The Rocketdyne Business is the largest liquid rocket propulsion designer, developer, and manufacturer in the U.S. The purchase price of $550 million, which is subject to adjustment for changes in working capital and other specified items, is expected to be financed with a combination of cash on hand and issuance of debt (see Note 15). The acquisition of the Rocketdyne Business is conditioned upon, among other things, the receipt of required regulatory approvals and other customary closing conditions. Subject to the satisfaction of these conditions, the acquisition is expected to close in the first half of 2013. If the Acquisition is not completed, the Company will be required to pay a termination fee of up to $20.0 million in the event that the purchase agreement is terminated in certain circumstances.

The Company expects to incur substantial expenses in connection with the Acquisition and the integration of the operations with the Rocketdyne Business. The Company incurred $11.6 million of expenses related to the proposed acquisition of the Rocketdyne Business in fiscal 2012. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, marketing, and benefits. While the Company has assumed that a certain level of expenses will be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate.

As of November 30, 2012, the Company classified its Liquid Divert and Attitude Control Systems (“LDACS”) program as assets held for sale. The Company expects that it will be required to divest the LDACS product line in order to consummate the acquisition of the Rocketdyne Business (see Note 13).

On August 31, 2004, the Company completed the sale of its GDX Automotive (“GDX”) business. On November 30, 2005, the Company completed the sale of the Fine Chemicals business. The remaining subsidiaries after the sale of GDX Automotive, including Snappon SA, and the Fine Chemicals business are classified as discontinued operations in the Consolidated Financial Statements (see Note 12).

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Out of Period Adjustments

During fiscal 2012, the Company recorded out of period adjustments to cost of sales, interest expense, and the income tax provision and related balance sheet accounts. The out of period adjustments relate to the treatment of intercompany interest within the state tax provisions and the accounting for a lease modification. The out of period adjustments resulted in the Company increasing its net loss in fiscal 2012 by an additional $0.2 million.

During the fourth quarter of fiscal 2011, the Company recorded out of period adjustments to the income tax provision and related balance sheet accounts. The out of period adjustments relate to the Company incorrectly calculating the tax benefit on a tax refund associated with an election made on the Company’s fiscal 2003 income tax return and the Company not recording a reserve for uncertain tax positions during the appropriate period. The out of period adjustments in fiscal 2011, combined with the effects of the fiscal 2012 adjustments described above, resulted in the Company under reporting net income by $0.8 million in fiscal 2011.

During the second and third quarters of fiscal 2010, the Company recorded out of period adjustments to the income tax benefit and related balance sheet accounts. The Company incorrectly recorded a valuation allowance on its U.S. federal alternative minimum tax credits and California research credits. The out of period adjustments in fiscal 2010, combined with the effects of the fiscal 2011 and fiscal 2012 adjustments described above, resulted in the Company over reporting net income by $2.8 million in fiscal 2010.

The combined effect of the errors resulted in an increase to the Company’s net loss of $0.2 million in fiscal 2012 and an over/(under) reporting of net income of ($0.8) and $2.8 million in fiscal 2011 and 2010, respectively. Management believes that such amounts are not material to previously reported financial statements.

b.	Cash and Cash Equivalents

All highly liquid debt instruments purchased with a remaining maturity at the date of purchase of three months or less are considered to be cash equivalents. The Company aggregates its cash balances by bank, and reclassifies any negative balances, if applicable, to accounts payable.

c.	Fair Value of Financial Instruments

The accounting standards use a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. The following are measured at fair value:

		Fair value measurement at November 30, 2012
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Money market funds	$166.0	$166.0	$—	$—

		Fair value measurement at November 30, 2011
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Money market funds	$194.8	$194.8	$—	$—

As of November 30, 2012, a summary of cash and cash equivalents and grantor trust by investment type is as follows:

	Total	Cash and Cash Equivalents	Money Market Funds
	(In millions)
Cash and cash equivalents	$162.1	$9.7	$152.4
Grantor trust	13.6	—	13.6

	$175.7	$9.7	$166.0

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued compensation, and other accrued liabilities, approximate fair value because of their short maturities.

The estimated fair value and principal amount for the Company’s long-term debt is presented below:

	Fair Value		Principal Amount
	November 30, 2012	November 30, 2011	November 30, 2012	November 30, 2011
	(In millions)
Term loan	$47.5	$49.5	$47.5	$50.0
9 1/2% Senior Subordinated Notes (“9 1/2% Notes”)	—	75.1	—	75.0
4 1/16% Convertible Subordinated Debentures (“4 1/16% Debentures”)	246.0	184.0	200.0	200.0
Other debt	1.2	1.4	1.2	1.4

	$294.7	$310.0	$248.7	$326.4

The fair values of the term loan, 9 1/2% Notes, and 4 1/16% Debentures were determined using broker quotes that are based on open markets of the Company’s debt securities as of November 30, 2012 and 2011. The fair value of the other debt was determined to approximate carrying value.

d.	Accounts Receivable

Accounts receivable associated with long-term contracts consist of billed and unbilled amounts. Billed amounts include invoices presented to customers that have not been paid. Unbilled amounts relate to revenues that have been recorded and billings that have not been presented to customers. Amounts for overhead disallowances are reflected in unbilled receivables and primarily represent estimates of potential overhead costs which may not be successfully negotiated and collected.

Other receivables represent amounts billed where revenues were not derived from long-term contracts.

e.	Inventories

Inventories are stated at the lower of cost or market, generally using the average cost method. Costs on long-term contracts and programs in progress represent recoverable costs incurred for production, contract-specific facilities and equipment, allocable operating overhead, advances to suppliers, environmental expenses and, in the case of contracts with the U.S. government, bid and proposal, research and development, and general and administrative expenses. Pursuant to contract provisions, agencies of the U.S. government and certain other customers have title to, or a security interest in, inventories related to such contracts as a result of performance-based and progress payments. Such progress payments are reflected as an offset against the related inventory balances.

f.	Income Taxes

The Company files a consolidated U.S. federal income tax return with its wholly-owned consolidated subsidiaries. The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the period of the enactment date of the change.

The carrying value of the Company’s deferred tax assets is dependent upon its ability to generate sufficient taxable income in the future. The Company has established a valuation allowance against a substantial portion of its net deferred tax assets to reflect the uncertainty of realizing the deferred tax benefits, given historical losses including accumulated other comprehensive losses. A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence is considered, including the Company’s past and future performance, the market environment in which it operates, the utilization of tax attributes in the past, the length of carryback and carryforward periods, and evaluation of potential tax planning strategies.

Despite the Company’s belief that its tax return positions are consistent with applicable tax laws, the Company believes that certain positions are likely to be challenged by taxing authorities. Settlement of any challenge can result in no change, a complete disallowance, or some partial adjustment reached through negotiations or litigation. The Company’s tax reserves reflect the difference between the tax benefit claimed on tax returns and the amount recognized in the financial statements. The accounting standards provide guidance for the recognition and measurement in financial statements for uncertain tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process, the first step being recognition. The Company determines whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position are derived from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate resolution with a taxing authority. As the examination process progresses with tax authorities, adjustments to tax reserves may be necessary to reflect taxes payable upon settlement. Tax reserve adjustments related to positions impacting the effective tax rate affect the provision for income taxes. Tax reserve adjustments related to positions impacting the timing of deductions impact deferred tax assets and liabilities.

g.	Property, Plant and Equipment, net

Property, plant and equipment are recorded at cost. Refurbishment costs are capitalized in the property accounts, whereas ordinary maintenance and repair costs are expensed as incurred. Depreciation is computed principally by accelerated methods based on the following useful lives:

Buildings and improvements	9 – 40 years
Machinery and equipment	3 – 19 years

h.	Real Estate Held for Entitlement and Leasing

The Company capitalizes all costs associated with the real estate entitlement and leasing process. The Company classifies activities related to the entitlement, sale, and leasing of its excess real estate assets as operating activities in the consolidated statements of cash flows.

i.	Goodwill

Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair values of the identifiable assets acquired and liabilities assumed. Tests for impairment of goodwill are performed on an annual basis, or at any other time, if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company evaluated goodwill for impairment as of September 1, 2012 and 2011, and determined that goodwill was not impaired.

The Company evaluates qualitative factors (including macroeconomic conditions, industry and market considerations, cost factors, and overall financial performance) to determine whether it is necessary to perform the first step of the two-step goodwill test. This step is referred to as the “Step Zero analysis”. If it is determined that it is more likely than not (a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, the Company will need to proceed to the first step (“Step One”) of the two-step goodwill impairment test. In evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, relevant events and circumstances as discussed above shall be assessed. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then the first and second steps of the impairment test are unnecessary.

Circumstances that could trigger an impairment test include but are not limited to: a significant adverse change in the business climate or legal factors; adverse cash flow trends; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; decline in stock price; and results of testing for recoverability of a significant asset group within a reporting unit. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recorded.

All of the Company’s recorded goodwill resides in the Aerospace and Defense reporting unit. As of September 1, 2012 and 2011, the Company evaluated goodwill using a “Step Zero analysis” and determined that it was more likely than not that the fair value of the Aerospace and Defense reporting unit exceeded its carrying amount.

There can be no assurance that the Company’s estimates and assumptions made for purposes of its goodwill impairment testing will prove to be accurate predictions of the future. If the Company’s assumptions and estimates are incorrect, the Company may be required to record goodwill impairment charges in future periods.

j.	Intangible Assets

Identifiable intangible assets, such as patents, trademarks, and licenses are recorded at cost or when acquired as part of a business combination at estimated fair value. Identifiable intangible assets are amortized based on when they provide the Company economic benefit, or using the straight-line method, over their estimated useful life. Amortization periods for identifiable intangible assets range from 20 years to 27 years.

k.	Environmental Remediation

The Company expenses, on a current basis, recurring costs associated with managing hazardous substances and contamination in ongoing operations. The Company accrues for costs associated with the remediation of environmental contamination when it becomes probable that a liability has been incurred, and the amount can be reasonably estimated. In most cases only a range of reasonably probable costs can be estimated. In establishing the Company’s reserves, the most probable estimated amount is used when determinable, and the minimum amount is used when no single amount in the range is more probable. The Company’s environmental reserves include the costs of completing remedial investigation and feasibility studies, remedial and corrective actions, regulatory oversight costs, the cost of operation and maintenance of the remedial action plan, and employee compensation costs for employees who are expected to devote a significant amount of time to remediation efforts. Calculation of environmental reserves is based on the evaluation of currently available information with respect to each individual environmental site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. Such estimates are based on the expected costs of investigation and remediation and the likelihood that other potentially responsible parties will be able to fulfill their commitments at sites where the Company may be jointly or severally liable. At the time a liability is recorded for future environmental costs, the Company records an asset for estimated future recoveries that are estimable and probable. Some of the

Company’s environmental costs are eligible for future recovery in the pricing of its products and services to the U.S. government and under existing third party agreements. The Company considers the recovery probable based on the Global Settlement Agreement, Northrop Agreement, government contracting regulations, and its long history of receiving reimbursement for such costs (see Notes 7(c) and (d)).

l.	Retirement Benefits

The Company has a frozen defined benefit pension plan that previously covered substantially all salaried and hourly employees. In addition, the Company provides medical and life insurance benefits (“postretirement benefits”) to certain eligible retired employees, with varied coverage by employee group. Annual charges are made for the cost of the plans, including administrative costs, interest costs on benefit obligations, and net amortization and deferrals, increased or reduced by the return on assets. The Company also sponsors a defined contribution 401(k) plan and participation in the plan is available to all employees (see Note 6).

m.	Conditional Asset Retirement Obligations

Conditional asset retirement obligations (“CAROs”) are legal obligations associated with the retirement of long-lived assets. These liabilities are initially recorded at fair value and the related asset retirement costs are capitalized by increasing the carrying amount of the related assets by the same amount as the liability. Asset retirement costs are subsequently depreciated over the useful lives of the related assets. Subsequent to initial recognition, the Company records period-to-period changes in the CARO liability resulting from the passage of time and revisions to either the timing or the amount of the estimate of the undiscounted cash flows.

The Company’s estimate of CAROs associated with owned properties relates to estimated costs necessary for the legally required removal or remediation of various regulated materials, primarily asbestos disposal and radiological decontamination of an ordnance manufacturing facility. For CAROs that are not expected to be retired in the next fifteen (15) years, the Company estimated the retirement date of such asset retirement obligations to be thirty (30) years from the date of adoption of the applicable accounting standard on November 30, 2006. For leased properties, such obligations relate to the estimated cost of contractually required property restoration.

The changes in the carrying amount of CAROs since November 30, 2009 were as follows (in millions):

Balance as of November 30, 2009	$13.6
Additions and other, net	0.6
Accretion	1.1

Balance as of November 30, 2010	15.3
Additions and other, net	1.2
Accretion	1.3

Balance as of November 30, 2011	17.8
Additions and other, net	1.5
Accretion	1.5

Balance as of November 30, 2012	$20.8

n.	Advance Payments on Contracts

The Company receives advances from customers which may exceed costs incurred on certain contracts. Such advances or billings in excess of cost and estimated earnings, other than those reflected as a reduction of inventories as progress payments, are classified as current liabilities.

o.	Loss Contingencies

The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs and recoveries for resolution of these claims. These estimates are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations or cash flows for any particular period could be materially affected by changes in estimates or the effectiveness of strategies related to these proceedings.

p.	Warranties

The Company provides product warranties in conjunction with certain product sales. The majority of the Company’s warranties are a one-year standard warranty for parts, workmanship, and compliance with specifications. On occasion, the Company has made commitments beyond the standard warranty obligation. While the Company has contracts with warranty provisions, there is not a history of any significant warranty claims experience. A reserve for warranty exposure is made on a product by product basis when it is both estimable and probable. These costs are included in the program’s estimate at completion and are expensed in accordance with the Company’s revenue recognition methodology as allowed under GAAP for that particular contract.

q.	Revenue Recognition

The Company considers the nature of the individual underlying contract and the type of products and services provided in determining the proper accounting for a particular contract. Each method is applied consistently to all contracts having similar characteristics, as described below. The Company typically accounts for these contracts using the percentage-of-completion method, and progress is measured on a cost-to-cost or units-of-delivery basis. Sales are recognized using various measures of progress depending on the contractual terms and scope of work of the contract. The Company recognizes revenue on a units-of-delivery basis when contracts require unit deliveries on a frequent and routine basis. Sales using this measure of progress are recognized at the contractually agreed upon unit price. Where the scope of work on contracts principally relates to research and/or development efforts, or the contract is predominantly a development effort with few deliverable units, the Company recognizes revenue on a cost-to-cost basis. In this case, sales are recognized as costs are incurred and include estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs at completion. Revenue on service or time and material contracts is recognized when performed. If at any time expected costs exceed the value of the contract, the loss is recognized immediately.

Certain government contracts contain cost or performance incentive provisions that provide for increased or decreased fees or profits based upon actual performance against established targets or other criteria. Incentive and award fees, which are generally awarded at the discretion of the customer, are included in estimated contract revenue at the time the amounts can be reasonably determined and are reasonably assured based on historical experience and anticipated performance. The Company continually evaluates its performance and incorporates any anticipated changes in penalties and cost incentives into its revenue and earnings calculations. Performance incentives, which increase or decrease earnings based solely on a single significant event, generally are not recognized until an event occurs.

Revenue from real estate asset sales is recognized when a sufficient down-payment has been received, financing has been arranged and title, possession and other attributes of ownership have been transferred to the buyer. The allocation to cost of sales on real estate asset sales is based on a relative fair market value computation of the land sold which includes the basis on the Company’s book value, capitalized entitlement costs, and an estimate of the Company’s continuing financial commitment.

Revenue that is not derived from long-term development and production contracts, or real estate asset transactions, is recognized when persuasive evidence of a final agreement exists, delivery has occurred, the selling price is fixed or determinable and payment from the customer is reasonably assured. Sales are recorded net of provisions for customer pricing allowances.

r.	Research and Development (“R&D”)

Company-sponsored R&D expenses were $30.3 million in fiscal 2012, $27.4 million in fiscal 2011, and $17.4 million in fiscal 2010. Company-sponsored R&D expenses include the costs of technical activities that are useful in developing new products, services, processes, or techniques, as well as expenses for technical activities that may significantly improve existing products or processes. These expenses are generally allocated among all contracts and programs in progress under U.S. government contractual arrangements.

Customer-sponsored R&D expenditures, which are funded under government contracts, totaled $271.8 million in fiscal 2012, $276.0 million in fiscal 2011, and $283.7 million in fiscal 2010. Expenditures under customer-sponsored R&D funded government contracts are accounted for as sales and cost of products sold.

s.	Stock-based Compensation

The Company recognizes stock-based compensation in the statements of operations at the grant-date fair value of stock awards issued to employees and directors over the vesting period. The Company elected to use the short-cut method for determining the historical pool of windfall tax benefits and the tax law ordering approach for purposes of determining whether an excess tax benefit has been realized.

t.	Impairment or Disposal of Long-Lived Assets

Impairment of long-lived assets is recognized when events or circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; or a current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the Company determines that an asset is not recoverable, then the Company would record an impairment charge if the carrying value of the asset exceeds its fair value. During the fourth quarter of fiscal 2010, the Company recorded a $1.6 million impairment charge associated with the write-down of a long-lived asset.

A long-lived asset classified as “held for sale” is initially measured at the lower of its carrying amount or fair value less costs to sell. In the period that the “held for sale” criteria are met, the Company recognizes an impairment charge for any initial adjustment of the long-lived asset amount. Gains or losses not previously recognized resulting from the sale of a long-lived asset is recognized on the date of sale.

u.	Foreign Currency Transactions

Foreign currency transaction gains and (losses) were $0.4 million in fiscal 2012, $(0.3) million in fiscal 2011, and $1.7 million in fiscal 2010 which are reported as a component of discontinued operations. The Company’s foreign currency transactions were associated with the Company’s former GDX business, including Snappon SA, which is classified as discontinued operations in these consolidated financial statements and notes to consolidated financial statements.

v.	Related Parties

A member of the Company’s board of directors is manager of Steel Partners LLC, the manager of Steel Partners Holdings L.P. (“Steel Holdings”). Steel Holdings owns 99% of SPH Group Holdings LLC (“SPH Holdings”) and was a beneficial owner of more than 5% of the Company’s common stock outstanding as of November 30, 2012 and 2011. The Company repurchased $15.5 million of its 2 1/4% Convertible Subordinated Debentures (“2 1/4% Debentures”) from SPH Holdings during fiscal 2011 at market prices as of the transaction date.

w.	Concentrations

Dependence upon government programs and contracts

Sales to the U.S. government and its agencies were as follows (dollars in millions):

	U.S. Government Sales	Percent of Net Sales
Fiscal 2012	$936.9	94%
Fiscal 2011	855.8	93
Fiscal 2010	786.1	92

The Standard Missile program, which is included in the U.S. government sales, represented 25%, 24%, and 26% of net sales for fiscal 2012, 2011, and 2010, respectively. The demand for certain of the Company’s services and products is directly related to the level of funding of government programs.

Major customers

Customers that represented more than 10% of net sales for the fiscal years presented are as follows:

	Year Ended
	2012	2011	2010
Raytheon Company (“Raytheon”)	37%	36%	37%
Lockheed Martin Corporation (“Lockheed Martin”)	32	28	27

Credit Risk

Aside from investments held in the Company’s defined benefit pension plan, financial instruments that could potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents, and trade receivables. The Company’s cash and cash equivalents are held and managed by recognized financial institutions and are subject to the Company’s investment policy. The investment policy outlines minimum acceptable credit ratings for each type of investment and limits the amount of credit exposure to any one security issue. The Company does not believe significant concentration of credit risk exists with respect to these investments.

Customers that represented more than 10% of accounts receivable for the periods presented are as follows:

	As of November 30,
	2012		2011
Raytheon	48%		43%
Lockheed Martin	31		26
U.S. Air Force		*	11

*	Less than 10%.

Dependence on Single Source and Other Third Party Suppliers

The Company uses a significant quantity of raw materials that are highly dependent on market fluctuations and government regulations. Further, as a U.S. government contractor, the Company is often required to procure materials from suppliers capable of meeting rigorous customer and government specifications. As market conditions change for these companies, they often discontinue materials with low sales volumes or profit margins. The Company is often forced to either qualify new materials or pay higher prices to maintain the supply. To date the Company has been successful in establishing replacement materials and securing customer funding to address specific qualification needs of the programs. Prolonged disruptions in the supply of any of the Company’s key raw materials, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply, and/or a continuing volatility in the prices of raw materials could have a material adverse effect on the Company’s operating results, financial condition, and/or cash flows.

Workforce

As of November 30, 2012, 13% of the Company’s 3,391 employees were covered by collective bargaining agreements. In June 2011, the Company entered into a new collective bargaining agreement with substantially all of its covered employees through June 2014.

x.	Recently Adopted Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued updated guidance to improve disclosures regarding fair value measurements. This update requires entities to (i) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers and (ii) present separately (i.e., on a gross basis rather than as one net number), information about purchases, sales, issuances, and settlements in the roll forward of changes in Level 3 fair value measurements. The update requires fair value disclosures by class of assets and liabilities rather than by major category or line item in the statement of financial position. Disclosures regarding the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for assets and liabilities in both Level 2 and Level 3 are also required. For all portions of the update except the gross presentation of activity in the Level 3 roll forward, this standard was effective for the Company on March 1, 2010. For the gross presentation of activity in the Level 3 roll forward, the new disclosures were effective December 1, 2011. As the accounting standard only impacts disclosures, the new standard did not have an impact on the Company’s financial position, results of operations, or cash flows.

As of September 1, 2011, the Company adopted the FASB’s amended guidance on testing goodwill for impairment. Previous guidance required that an entity test for goodwill impairment by comparing the fair value of a reporting unit with its carrying amount including goodwill. If the fair value is less than its carrying amount, then a second step is performed to measure the amount of the impairment loss. Under this new amendment an entity is not required to calculate the fair value of the reporting unit unless the entity determines that it is more likely than not (a likelihood of more than 50%) that its fair value is less than its carrying amount. The adoption of the new standard did not have a material impact on the Company’s financial position or results of operations.

In December 2010, the FASB issued authoritative guidance on disclosure of supplementary pro forma information for business combinations. The new guidance requires that pro forma financial information be prepared as if the business combination occurred as of the beginning of the prior annual period. The guidance was effective for the Company for business combinations subsequent to December 1, 2011.

In May 2011, the FASB issued amended guidance on fair value measurement and related disclosures. The new guidance clarified the concepts applicable for fair value measurement and requires new disclosures, with a particular focus on Level 3 measurements. This guidance was effective for the Company beginning in the second quarter of fiscal 2012, and was applied retrospectively.

New Accounting Pronouncements

In June 2011, the FASB issued amended guidance on the presentation of comprehensive income. The amended guidance eliminates one of the presentation options provided by current GAAP, that is to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, it gives an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance is effective for the Company beginning in the first quarter of fiscal 2013, and will be applied retrospectively. As the accounting standard only impacts disclosures, the new standard will not have an impact on the Company’s financial position, results of operations, or cash flows.

z.	Subsequent Events

The Company evaluates events or transactions that occur after the balance sheet date but before financial statements are issued for potential recognition or disclosure in the financial statements. The issuance of financial statements is the earlier of when the financial statements are widely distributed to all shareholders and other financial statements users or filed with the Securities and Exchange Commission (“SEC”) (see Note 15).

Note 2.	(Loss) Income Per Share of Common Stock

A reconciliation of the numerator and denominator used to calculate basic and diluted (loss) income per share of common stock (“EPS”) is presented in the following table:

	Year Ended
	2012	2011(1)	2010(1)
	(In millions, except per share amounts; shares in thousands)
Numerator for Basic and Diluted EPS
(Loss) income from continuing operations	$(5.7)	$2.9	$6.0
Income from discontinued operations, net of income taxes	3.1	—	0.8

Net (loss) income available for basic and diluted earnings per share	$(2.6)	$2.9	$6.8

Denominator
Basic weighted average shares	59,006	58,689	58,547
Effect of:
Employee stock options	—	17	17

Diluted weighted average shares	59,006	58,706	58,564

Basic and Diluted EPS:
(Loss) income per share from continuing operations	$(0.09)	$0.05	$0.11
Income per share from discontinued operations, net of income taxes	0.05	—	0.01

Net (loss) income per share	$(0.04)	$0.05	$0.12

(1)	The undistributed income allocated to participating securities was less than $0.1 million. The Company’s outstanding unvested restricted shares contain non-forfeitable rights to dividends. Accordingly, the weighted average share balances treat the unvested restricted shares as participating securities and are included in the computation of EPS pursuant to the two-class method. Application of the two-class method had no impact on EPS for all years presented.

The following table sets forth the potentially dilutive securities excluded from the computation because their effect would have been anti-dilutive:

	Year Ended
	2012	2011	2010
	(In thousands)
4% Convertible Subordinated Notes (“4% Notes”)	—	—	1,148
4 1/16% Debentures	22,219	22,219	20,922
Unvested restricted shares	1,104	805	652
Employee stock options	849	1,050	934

Total potentially dilutive securities	24,172	24,074	23,656

The Company’s 2 1/4% Debentures were not included in the computation of diluted earnings per share because the market price of the common stock did not exceed the conversion price and only the conversion premium for these debentures is settled in common shares.

Note 3.	Balance Sheet Accounts and Supplemental Disclosures

a.	Accounts Receivable

	As of November 30,
	2012	2011
	(In millions)
Billed	$49.4	$58.1
Unbilled	62.0	48.8

Total receivables under long-term contracts	111.4	106.9

Other receivables	0.1	0.1

Accounts receivable	$111.5	$107.0

The unbilled receivable amounts as of November 30, 2012 expected to be collected after one year is $0.8 million. Such amounts are billed either upon delivery of completed units or settlement of contracts.

b.	Inventories

	As of November 30,
	2012	2011
	(In millions)
Long-term contracts at average cost	$256.4	$262.4
Progress payments	(209.9)	(213.1)

Total long-term contract inventories	46.5	49.3

Work in progress	0.4	0.2

Total other inventories	0.4	0.2

Inventories	$46.9	$49.5

As of November 30, 2012 and 2011, long-term contract inventories included $6.4 million and $7.6 million, respectively, of deferred qualification costs. Realization of the deferred costs at November 30, 2012 is dependent upon receipt of future firm orders. The Company believes recovery of these costs to be probable and specifically identifiable to future contracts. In addition, long-term contract inventories included an allocation of general and administrative costs incurred throughout fiscal 2012 and fiscal 2011 to be $151.1 million and $151.7 million, respectively, and the cumulative amount of general and administrative costs in long-term contract inventories is estimated to be $4.4 million and $5.1 million at November 30, 2012 and 2011, respectively.

c.	Property, Plant and Equipment, net

	As of November 30,
	2012	2011
	(In millions)
Land	$29.6	$32.8
Buildings and improvements	158.5	153.9
Machinery and equipment	343.5	349.0
Construction-in-progress	36.9	17.4

	568.5	553.1
Less: accumulated depreciation	(424.6)	(426.2)

Property, plant and equipment, net	$143.9	$126.9

Depreciation expense for fiscal 2012, 2011, and 2010 was $19.3 million, $21.8 million, and $25.2 million, respectively.

d.	Intangible Assets

As of November 30, 2012	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In millions)
Customer related	$10.7	$5.4	$5.3
Acquired technology	18.3	9.7	8.6

Intangible assets	$29.0	$15.1	$13.9

As of November 30, 2011	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In millions)
Customer related	$10.7	$4.6	$6.1
Acquired technology	18.3	9.0	9.3

Intangible assets	$29.0	$13.6	$15.4

Amortization expense related to intangible assets was $1.5 million in fiscal 2012 and 2011. Amortization expense related to intangible assets was $1.6 million in fiscal 2010. Amortization expense for fiscal 2013 related to intangible assets is estimated to be approximately $1.5 million. Amortization expense for fiscal 2014 through 2016 related to intangible assets is estimated to be approximately $1.4 million annually. Amortization expense for fiscal 2017 related to intangible assets is estimated to be approximately $1.3 million.

e.	Other Noncurrent Assets, net

	As of November 30,
	2012	2011
	(In millions)
Grantor trust	$12.1	$13.3
Recoverable from the U.S. government for conditional asset retirement obligations	13.8	12.3
Deferred financing costs	7.0	8.4
Other	18.2	23.7

Other noncurrent assets, net	$51.1	$57.7

The Company amortizes deferred financing costs over the estimated life of the related debt. Amortization of deferred financing costs was $2.9 million, $3.2 million, and $3.8 million in fiscal 2012, 2011, and 2010, respectively. In addition, the Company incurred charges of $1.3 million and $0.7 million in fiscal 2011 and 2010, respectively, related to amendments to the Company’s Senior Credit Facility.

f.	Other Current Liabilities

	As of November 30,
	2012	2011
	(In millions)
Accrued compensation and employee benefits	$49.6	$44.0
Legal settlements	7.0	10.7
Interest payable	6.3	7.9
Contract loss provisions	5.7	4.7
Other	34.7	36.8

Other current liabilities	$103.3	$104.1

g.	Other Noncurrent Liabilities

	As of November 30,
	2012	2011
	(In millions)
Legal settlements	$2.3	$8.3
Conditional asset retirement obligations	20.8	17.8
Deferred revenue	8.6	9.2
Deferred compensation	8.4	7.8
Pension benefits, non-qualified	18.9	16.1
Other	9.5	4.9

Other noncurrent liabilities	$68.5	$64.1

h.	Accumulated Other Comprehensive Loss, Net of Income Taxes

The components of accumulated other comprehensive loss, net of income taxes, related to the Company’s retirement benefit plans are as follows:

	As of November 30,
	2012	2011	2010
	(In millions)
Actuarial losses, net	$(491.0)	$(304.2)	$(285.9)
Prior service credits, net	4.7	4.8	4.7

Accumulated other comprehensive loss	$(486.3)	$(299.4)	$(281.2)

The estimated amounts that will be amortized from accumulated other comprehensive loss into net periodic benefit expense in fiscal 2013 are as follows:

	Pension Benefits	Medical and Life Benefits
	(In millions)
Recognized actuarial losses (gains), net	$94.7	$(2.1)
Recognition of prior service credits, net	—	(0.9)

	$94.7	$(3.0)

Note 4.	Income Taxes

The Company files a consolidated U.S. federal income tax return with its wholly-owned subsidiaries. The components of the Company’s income tax provision (benefit) from continuing operations are as follows:

	Year Ended
	2012	2011	2010
	(In millions)
Current
U.S. federal	$10.9	$2.0	$(5.2)
State and local	3.8	4.2	3.1

	14.7	6.2	(2.1)

Deferred
U.S. federal	3.2	(0.4)	(0.8)
State and local	1.0	0.3	(1.0)

	4.2	(0.1)	(1.8)

Income tax provision (benefit)	$18.9	$6.1	$(3.9)

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate on earnings from continuing operations is as follows:

	Year Ended
	2012	2011	2010
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of U.S. federal income tax effect	20.4	29.9	93.7
Tax settlements and refund claims, including interest	—	3.5	(295.2)
Reserve adjustments	21.5	0.8	(0.6)
Valuation allowance adjustments	98.4	(44.0)	(146.3)
Unregistered stock rescission	1.7	3.3	13.8
Non-deductible convertible debt interest	21.5	31.6	124.5
Deferred net operating loss to additional paid in capital	23.0	2.1	—
Research credits	(75.3)	—	—
Benefit of manufacturing deductions	(9.5)	—	—
Other, net	6.5	5.3	(6.2)

Effective income tax rate	143.2%	67.5%	(181.3)%

The income tax provision of $18.9 million in fiscal 2012 is primarily related to: (i) current federal income taxes payable of $5.2 million; (ii) $3.0 million of current federal tax on earnings sheltered by net operating losses generated from equity based compensation, the benefit of which was recorded directly to equity; (iii) current change in the federal uncertain tax position reserve of $2.7 million; (iv) current state income taxes of $3.8 million; and (v) deferred taxes of $4.2 million, which represents the deferred tax expense from the tax amortization of goodwill plus the current period utilization of federal Alternative Minimum Tax (“AMT”) credits and California research and development credits.

The income tax provision of $6.1 million in fiscal 2011 is primarily related to: (i) current federal income taxes payable of $1.5 million; (ii) $0.2 million of current federal tax on earnings sheltered by net operating losses generated from equity based compensation, the benefit of which was recorded directly to equity; (iii) $0.3 million true-up of interest accrual on the pending federal refund claims filed in 2010; (iv) current state income taxes of $4.2 million; and (v) deferred tax benefits of $0.1 million from the increase in the federal AMT credits and California research and development credits, offset by deferred tax expense from the tax amortization of goodwill.

The income tax benefit of $3.9 million in fiscal 2010 is primarily related to the Company obtaining a Private Letter Ruling (“PLR”) from the Internal Revenue Service (“IRS”) allowing the Company to revoke its election made on the fiscal 2003 income tax return to capitalize and amortize certain research expenditures. The revocation is effective as of the fiscal 2007 income tax return, allowing a deduction on an amended fiscal 2007 tax return of the remaining unamortized balance. As a result of the PLR, an income tax benefit of $6.3 million was recorded. This is offset by federal AMT expense of $1.1 million and state income tax expense of $3.1 million. Additionally, the Company recorded a deferred tax benefit of $1.9 million relating to prior years offset by $0.1 million of deferred tax expense recorded for fiscal 2010.

A valuation allowance has been recorded to offset a substantial portion of the Company’s net deferred tax assets at November 30, 2012 and 2011 to reflect the uncertainty of realization. As of November 30, 2012 and 2011, the valuation allowance was $288.1 million and $211.1 million, respectively. A valuation allowance is required when it is more likely than not that all or a portion of deferred tax assets may not be realized. Establishment and removal of a valuation allowance requires management to consider all positive and negative evidence and make a judgmental decision regarding the amount of valuation allowance required as of a reporting date. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed. Additionally, in accordance with accounting standards, the effect of the Company’s proposed acquisition of the Rocketdyne Business has not been considered in its evaluation of the valuation allowance.

In this evaluation, management has considered all available evidence, both positive and negative, including the following:

•	The Company’s recent history of generating taxable income which has allowed for the utilization of net operating loss credits and tax credit carryfowards;

•	The existence of a three year cumulative comprehensive loss related to the Company’s defined benefit pension plan in the current and recent prior periods;

•

Projections of the Company’s future results which reflect uncertainty over its ability to generate taxable income principally due to: (i) increased periodic pension expense in fiscal 2013 due to a decline in the discount rate utilized to value the pension obligation associated with the Company’s defined benefit pension plan and (ii) the lack of objective, verifiable evidence to predict future aerospace and defense spending associated with the Budget Control Act of 2011, including which governmental spending accounts may be subject to sequestration, the percentage reduction with respect thereto, and the latitude agencies will have in selecting specific expenditures to cut.

As of November 30, 2012, the weight of the negative evidence, principally associated with the above uncertainties, outweighed the recent historical positive evidence regarding the likelihood that a substantial portion of the net deferred tax assets was realizable. Depending on the Company’s ability to continue to generate taxable income and the resolution of the above uncertainties favorably, it is possible that the valuation allowance could be released during fiscal 2013, which would materially and favorably affect the Company’s results of operations in the period of the reversal. Management will continue to evaluate the ability to realize its net deferred tax assets and related valuation allowance on a quarterly basis.

The Company is routinely examined by domestic and foreign tax authorities. While it is difficult to predict the outcome or timing of a particular tax matter, the Company believes it has adequately provided reserves for any reasonable foreseeable outcome related to these matters.

A reconciliation of the change in unrecognized tax benefits from December 1, 2009 is as follows (in millions):

Unrecognized tax benefits at December 1, 2009	$4.9
Gross decreases for tax positions taken in prior year	(0.1)

Unrecognized tax benefits at November 30, 2010	4.8
Gross increases for tax positions taken during the year	0.1
Gross decreases for tax positions taken in prior year	(0.4)

Unrecognized tax benefits at November 30, 2011	4.5
Gross increases for tax positions taken during the year	0.2
Gross increases for tax positions taken in the prior year	0.3
Gross decreases for tax positions taken in prior year	(0.1)

Unrecognized tax benefits at November 30, 2012	$4.9

As of November 30, 2012, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $4.2 million. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of November 30, 2012, the Company’s accrued interest and penalties related to uncertain tax positions is $0.3 million. It is reasonably possible that a reduction of up to $1.3 million of unrecognized tax benefits and related interest may occur within the next 12 months as a result of the expiration of certain statute of limitations. The years ended November 30, 2008 through November 30, 2012 remain open to examination for U.S. federal income tax purposes. For the Company’s other major taxing jurisdictions, the tax years ended November 30, 2007 through November 20, 2012 remain open to examination.

Deferred tax assets and liabilities are as follows:

	As of November 30,
	2012	2011
	(In millions)
Deferred Tax Assets
Accrued estimated costs	$68.1	$55.0
Basis difference in assets and liabilities	30.1	32.6
Tax losses and credit carryforwards	24.9	40.5
Net cumulative defined benefit pension plan losses	175.5	95.7
Retiree medical and life benefits	30.1	31.0
Valuation allowance	(288.1)	(211.1)

Total deferred tax assets	40.6	43.7
Deferred Tax Liabilities
U.S. federal effect of state deferred taxes	10.6	15.6
Revenue recognition differences	26.1	22.1
Intangible basis differences	15.5	13.6

Total deferred tax liabilities	52.2	51.3

Total net deferred tax liabilities	$(11.6)	$(7.6)

The year of expiration for the Company’s state net operating loss carryforwards as of November 30, 2012 are as follows (in millions):

2013	$0.2
2014	1.7
2015	24.7
2016	28.9
2017	30.0
2018	48.3
2019	105.5

$239.3

Approximately $5.4 million of the state net operating loss carryforwards relate to the exercise of stock options the benefit of which will be credited to equity when realized. In addition, the Company has U.S. federal and state capital loss carryforwards of approximately $7.2 million and $1.4 million, respectively, which begin expiring in fiscal 2013.

The Company utilized all of its federal and California research and development credits in fiscal 2012. Additionally, the Company has a foreign tax credit carryforward of $0.5 million which will expire in fiscal 2013, if not utilized. These tax carryforwards are subject to examination by the tax authorities.

Note 5.	Long-Term Debt (see Note 15)

	As of November 30,
	2012	2011
	(In millions)
Senior debt	$47.5	$50.0
Senior subordinated notes	—	75.0
Convertible subordinated notes	200.2	200.2
Other debt	1.0	1.2

Total debt, carrying amount	248.7	326.4
Less: Amounts due within one year
Senior debt	2.5	2.5
Other debt	0.2	0.3

Total long-term debt, carrying amount	$246.0	$323.6

As of November 30, 2012, the Company’s annual fiscal year debt contractual principal maturities are summarized as follows:

	Total	2013	2014	2015	2016	2017
	(In millions)
Term loan	$47.5	$2.5	$2.5	$2.5	$40.0	$—
4 1/16% Debentures	200.0	—	—	200.0	—	—
2 1/4% Debentures	0.2	—	0.2	—	—	—
Other debt	1.0	0.2	0.2	0.2	0.3	0.1

Total debt	$248.7	$2.7	$2.9	$202.7	$40.3	$0.1

a.	Senior Debt:

	As of November 30,
	2012	2011
	(In millions)
Term loan, bearing interest at variable rates (rate of 3.71% as of November 30, 2012), payable in quarterly installments of $0.6 million plus interest, maturing in November 2016	$47.5	$50.0

Senior Credit Facility

On August 16, 2012, the Company, with its wholly-owned subsidiary Aerojet as guarantor, executed an amendment (the “Second Amendment”) to the Second Amended and Restated Credit Agreement, as amended, (the “Senior Credit Facility”) with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent. On May 30, 2012, the Company, with its wholly-owned subsidiary Aerojet as guarantor, executed an amendment (the “First Amendment”) to the Senior Credit Facility with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent.

The Second Amendment, among other things, (1) allows for the incurrence of up to $510 million of second lien indebtedness in connection with the acquisition by the Company of the business of UTC’s Pratt & Whitney Rocketdyne division pursuant to the terms of that certain Stock and Asset Purchase Agreement by and between UTC and the Company dated as of July 22, 2012, and (2) allows for a delayed draw term loan to the Company in an amount of up to $50 million in connection with the Acquisition or, in certain circumstances, for general corporate purposes.

The First Amendment, among other things, (i) increases the amount available under the Senior Credit Facility from (a) a revolving credit facility in an aggregate principal amount of up to $150.0 million (with a $100.0 million subfacility for standby letters of credit and a $5.0 million subfacility for swingline loans) and (b) a term loan facility in an aggregate principal amount of up to $50.0 million by $50.0 million through a combination of increased borrowings under the revolving credit facility and/or one or more term loans, (ii) increases certain restricted payment limits from (a) $25.0 million in any 12 month calculation period and $50.0 million during the term of the Senior Credit Facility to $75.0 million and $125.0 million, respectively and (b) following an Approved Issuance, as defined in the Senior Credit Facility, from $50.0 million in any 12 month calculation period and $100 million during the term of the Senior Credit Facility to $75.0 million and $125.0 million, respectively, (iii) provides greater flexibility with respect to the Company’s ability to incur indebtedness to support permitted acquisitions, and (iv) increases the aggregate limitation on sale leasebacks from $20.0 million to $30.0 million during the term of the Senior Credit Facility. The term loan facility will amortize at a rate of 5.0% of the original principal amount per annum to be paid in equal quarterly installments with any remaining amounts due on the maturity date. Outstanding indebtedness under the Senior Credit Facility may be voluntarily prepaid at any time, in whole or in part, in general without premium or penalty.

As of November 30, 2012, the Company had $44.8 million outstanding letters of credit under the $100.0 million subfacility for standby letters of credit and had $47.5 million outstanding under the term loan facility.

In general, borrowings under the Senior Credit Facility bear interest at a rate equal to the LIBOR plus 350 basis points (subject to downward adjustment), or the base rate as it is defined in the credit agreement governing the Senior Credit Facility. In addition, the Company is charged a commitment fee of 50 basis points per annum on unused amounts of the revolving credit facility and 350 basis points per annum (subject to downward adjustment), along with a fronting fee of 25 basis points per annum, on the undrawn amount of all outstanding letters of credit.

Aerojet guarantees the payment obligations under the Senior Credit Facility. Any borrowings are further secured by (i) all equity interests owned or held by the loan parties, including interests in the Company’s Aerojet and Easton subsidiaries and 66% of the voting stock (and 100% of the non-voting stock) of all present and future first-tier foreign subsidiaries of the loan parties; (ii) substantially all of the tangible and intangible personal property and assets of the loan parties; and (iii) certain real property owned by the loan parties located in Orange, Virginia and Redmond, Washington. All of the Company’s real property located in California, including the real estate holdings of Easton, are excluded from collateralization under the Senior Credit Facility.

The Company is subject to certain limitations including the ability to incur additional debt, make certain investments and acquisitions, and make certain restricted payments, including stock repurchases and dividends. The Senior Credit Facility includes events of default usual and customary for facilities of this nature, the occurrence of which could lead to an acceleration of the obligations thereunder. Additionally, the Senior Credit Facility includes certain financial covenants, including that the Company maintain (i) a maximum total leverage ratio of 3.50 to 1.00 (subject to upward adjustment in certain cases), calculated net of cash up to a maximum of $100.0 million; and (ii) a minimum interest coverage ratio of 2.40 to 1.00.

Financial Covenant	Actual Ratios as of November 30, 2012	Required Ratios
Interest coverage ratio, as defined under the Senior Credit Facility	6.05 to 1.00	Not less than: 2.40 to 1.00
Leverage ratio, as defined under the Senior Credit Facility	1.30 to 1.00	Not greater than: 3.50 to 1.00

The Company was in compliance with its financial and non-financial covenants as of November 30, 2012.

b.	Senior Subordinated Notes:

	As of November 30,
	2012	2011
	(In millions)
Senior subordinated notes, bearing interest at 9.50% per annum, redeemed May 2012	$—	$75.0

9 1/2 % Senior Subordinated Notes

During fiscal 2012, the Company redeemed $75.0 million of its 9 1/2% Notes at a redemption price of 100% of the principal amount.

c.	Convertible Subordinated Notes:

	As of November 30,
	2012	2011
	(In millions)
Convertible subordinated debentures, bearing interest at 2.25% per annum, interest payments due in May and November, maturing in November 2024	$0.2	$0.2
Convertible subordinated debentures, bearing interest at 4.0625% per annum, interest payments due in June and December, maturing in December 2039	200.0	200.0

Total convertible subordinated notes	$200.2	$200.2

2 1/4%  Convertible Subordinated Debentures

As of November 30, 2012 and 2011, the Company had $0.2 million outstanding principal amount of its 2 1/4% Debentures.

The initial carrying value of the liability component at issuance of the 2 1/4% Debentures was the present value of its cash flows using a discount rate of 8.86%. The carrying value of the liability component was determined to be $97.5 million. The equity component, or debt discount, of the 2 1/4% Debentures was determined to be $48.9 million. The debt discount was amortized as a non-cash charge to interest expense over the period from the issuance date through November 20, 2011 which was the date holders required the Company to repurchase substantially all of the 2 1/4% Debentures.

The $4.9 million of costs incurred in connection with the issuance of the 2 1/4%  Debentures were capitalized and bifurcated into deferred financing costs of $3.3 million and equity issuance costs of $1.6 million. The deferred financing costs were being amortized to interest expense from the issuance date through November 20, 2011.

The following table presents the carrying amounts of the liability and equity components as of November 30, 2012 and 2011 (in millions):

Carrying amount of equity component, net of equity issuance costs	$44.1

Principal amount of 2 1/4% Debentures	$0.2
Unamortized debt discount	—

Carrying amount of liability component	$0.2

The following table presents the interest expense components for the 2 1/4% Debentures:

	Year Ended
	2011	2010
	(In millions)
Interest expense-contractual interest	$1.3	$2.6
Interest expense-amortization of debt discount	3.5	6.7
Interest expense-amortization of deferred financing costs	0.3	0.7
Effective interest rate	8.9%	8.9%

4 1/16% Convertible Subordinated Debentures

In December 2009, the Company issued $200.0 million in aggregate principal amount of 4 1/16% Debentures in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The 4 1/16% Debentures mature on December 31, 2039, subject to earlier redemption, repurchase, or conversion. Interest on the 4 1/16% Debentures accrues at 4.0625% per annum and is payable semiannually in arrears on June 30 and December 31 of each year, beginning June 30, 2010 (or if any such day is not a business day, payable on the following business day), and the Company may elect to pay interest in cash or, generally on any interest payment that is at least one year after the original issuance date of the 4 1/16% Debentures, in shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s option, subject to certain conditions.

The 4 1/16% Debentures are general unsecured obligations of the Company and rank equal in right of payment to all of the Company’s other existing and future unsecured subordinated indebtedness, including the 2 1/4% Debentures. The 4 1/16% Debentures rank junior in right of payment to all of the Company’s existing and future senior indebtedness, including all of its obligations under its Senior Credit Facility and all of its existing and future senior subordinated indebtedness. In addition, the 4 1/16% Debentures are effectively subordinated to any of the Company’s collateralized debt, to the extent of such collateral, and to any and all debt and liabilities including trade debt of its subsidiaries.

Each holder of the 4 1/16% Debentures may convert its 4 1/16% Debentures into shares of the Company’s common stock at a conversion rate of 111.0926 shares per $1,000 principal amount, representing a conversion price of approximately $9.00 per share, subject to adjustment. In addition, if the holders elect to convert their 4 1/16% Debentures in connection with the occurrence of certain fundamental changes to the Company as described in the indenture, the holders will be entitled to receive additional shares of common stock upon conversion in some circumstances. Upon any conversion of the 4 1/16% Debentures, subject to certain exceptions, the holders will not receive any cash payment representing accrued and unpaid interest.

The Company may at any time redeem any 4 1/16% Debentures for cash (except as described below with respect to any make-whole premium that may be payable) if the last reported sale price of the Company’s common stock has been at least 150% of the conversion price then in effect for at least twenty (20) trading days during any thirty (30) consecutive trading day period ending within five (5) trading days prior to the date on which the Company provides the notice of redemption.

The Company may redeem the 4 1/16% Debentures either in whole or in part at a redemption price equal to (i) 100% of the principal amount of the 4 1/16% Debentures to be redeemed, plus (ii) accrued and unpaid interest, if any, up to, but excluding, the redemption date, plus (iii) if the Company redeems the 4 1/16% Debentures prior to December 31, 2014, a make-whole premium equal to the present value of the remaining scheduled payments of interest that would have been made on the 4 1/16% Debentures to be redeemed had such 4 1/16% Debentures remained outstanding from the redemption date to December 31, 2014. Any make-whole premium is payable in cash, shares of the Company’s common stock or a combination of cash and shares, at the Company’s option, subject to certain conditions.

Each holder may require the Company to repurchase all or part of its 4 1/16% Debentures on December 31, 2014, 2019, 2024, 2029 and 2034 (each, an “optional repurchase date”) at an optional repurchase price equal to (1) 100% of their principal amount plus (2) accrued and unpaid interest, if any, up to, but excluding, the date of repurchase. The Company may elect to pay the optional repurchase price in cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the Company’s option, subject to certain conditions.

If a fundamental change to the Company, as described in the indenture governing the 4 1/16% Debentures, occurs prior to maturity, each holder will have the right to require the Company to purchase all or part of its 4 1/16% Debentures for cash at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date.

If the Company elects to deliver shares of its common stock as all or part of any interest payment, any make-whole premium or any optional repurchase price, such shares will be valued at the product of (x) the price per share of the Company’s common stock determined during: (i) in the case of any interest payment, the twenty (20) consecutive trading days ending on the second trading day immediately preceding the record date for such interest payment; (ii) in the case of any make-whole premium payable as part of the redemption price, the twenty (20) consecutive trading days ending on the second trading day immediately preceding the redemption date; and (iii) in the case of any optional repurchase price, the forty (40) consecutive trading days ending on the second trading day immediately preceding the optional repurchase date; (in each case, the “averaging period” with respect to such date) using the sum of the daily price fractions (where “daily price fraction” means, for each trading day during the relevant averaging period, 5% in the case of any interest payment or any make-whole premium or 2.5% in the case of any optional repurchase, multiplied by the daily volume weighted average price per share of the Company’s common stock for such day), multiplied by (y) 97.5%. The Company will notify holders at least five (5) business days prior to the start of the relevant averaging period of the extent to which the Company will pay any portion of the related payment using shares of common stock.

Effective December 21, 2010, in accordance with the terms of the indenture, the restrictive legend on the 4 1/16% Debentures was removed and the 4 1/16% Debentures are freely tradable pursuant to Rule 144 under the Securities Act of 1933 without volume restrictions by any holder that is not an affiliate of the Company at the time of sale and has not been an affiliate during the preceding three months.

Issuance of the 4 1/16% Debentures generated net proceeds of $194.1 million, which were used to repurchase long-term debt and other debt related costs.

d.	Other Debt:

	As of November 30,
	2012	2011
	(In millions)
Capital lease, payable in monthly installments, maturing in March 2017	$1.0	$1.2

Total other debt	$1.0	$1.2

Note 6.	Retirement Benefits

a.	Plan Descriptions

Pension Benefits

On November 25, 2008, the Company decided to amend the defined benefit pension and benefits restoration plans to freeze future accruals under such plans. Effective February 1, 2009 and July 31, 2009, future benefit accruals for non-collective bargaining-unit employees and collective bargaining-unit employees were discontinued, respectively. No employees lost their previously earned pension benefits.

As of November 30, 2012, the Company’s total defined benefit pension plan assets, total projected benefit obligations, and unfunded pension obligation for the tax-qualified pension plan were approximately $1,243.1 million, $1,717.7 million, and $454.5 million, respectively.

The Company does not expect to make any cash contributions to the tax-qualified defined benefit pension plan until fiscal 2015 or later.

Further, with the Office of Federal Procurement Policy issuance of the final rule harmonizing Cost Accounting Standard (“CAS”) 412, Composition and Measurement of Pension Cost, and CAS 413, Adjustment and Allocation of Pension Cost, with the Pension Protection Act (the “PPA”), the Company will recover portions of any required pension funding through its government contracts. Approximately 84% of the Company’s unfunded pension benefit obligation for tax-qualified pension plan as of November 30, 2012 is related to its government contracting business segment, Aerojet. Accordingly, the Company believes a significant portion of any future contributions to its tax-qualified defined benefit pension plan would be recoverable through its government contracts.

On July 6, 2012, the Moving Ahead for Progress in the 21st Century Act (“MAP-21”) was signed into law by the U.S. government. MAP-21, in part, provides temporary relief for employers who sponsor defined benefit pension plans related to funding contributions under the Employee Retirement Income Security Act of 1974. Specifically, MAP-21 implemented a 25-year average interest rate corridor around the 24 month interest rate used for purposes of determining minimum funding obligations. This relief is expected to defer cash contributions until fiscal 2015 or later.

The PPA requires underfunded pension plans to improve their funding ratios based on the funded status of the plan as of specified measurement dates through contributions or application of prepayment credits. As of November 30, 2012, the Company has accumulated $32.5 million in prepayment credits as a result of advanced funding. Changes in prepayment credits during fiscal 2012 were as follows (in millions):

Balance as of November 30, 2011	$59.5
Amount used to offset minimum required contribution as of December 1, 2011 as a result of the requirements under MAP-21	(29.0)
Adjustment for investment experience	2.0

Balance as of November 30, 2012	$32.5

The funded status of the pension plan is affected by the investment experience of the plan’s assets, by any changes in U.S. law, and by changes in the statutory interest rates used by tax-qualified pension plans in the U.S. to calculate funding requirements or other plan experience. Accordingly, if the performance of the Company’s plan assets does not meet the assumptions, if there are changes to the IRS regulations or other applicable law, or if other actuarial assumptions are modified, the contributions to the Company’s underfunded pension plan could be significant in future periods.

Medical and Life Benefits

The Company provides medical and life insurance benefits to certain eligible retired employees, with varied coverage by employee group. Generally, employees hired after January 1, 1997 are not eligible for retiree medical and life insurance benefits. The medical benefit plan provides for cost sharing between the Company and its retirees in the form of retiree contributions, deductibles, and coinsurance. Medical and life benefit obligations are unfunded. Medical and life benefit cash payments for eligible retired Aerojet and GenCorp employees are recoverable under the Company’s U.S. government contracts.

Defined Contribution 401(k) Benefits

The Company sponsors a defined contribution 401(k) plan and participation in the plan is available to all employees. Company contributions to the plan generally have been based on a percentage of employee contributions and, prior to April 15, 2009, the Company’s contributions to the plan had been directed entirely in the GenCorp Stock Fund. Effective January 15, 2009, the Company discontinued the employer matching component to the defined contribution 401(k) plan for non-collective-bargaining-unit employees. Effective March 15, 2009, transfers into the GenCorp Stock Fund were no longer permitted. Effective April 15, 2009, all future contribution investment elections directed into the GenCorp Stock Fund were redirected to other investment options and the Company’s collective-bargaining-unit employee matching contributions are being made in cash. Effective the first full payroll commencing in July 2010, for non-collective-bargaining-unit employees, the Company reinstated in cash its matching contributions at the same level in effect prior to January 15, 2009 and invested according to participants’ investment elections in effect at the time of contribution. The cost of the 401(k) plan was $10.8 million in fiscal 2012, $9.9 million in fiscal 2011, and $3.7 million in fiscal 2010.

b.	Plan Results

Summarized below is the balance sheet impact of the Company’s pension benefits and medical and life benefits. Pension benefits include the consolidated tax-qualified plan and the unfunded non-qualified plan for benefits provided to employees beyond those provided by the Company’s tax-qualified plan. Plan assets, benefit obligations, and the funded status of the plans were determined at November 30, 2012 and 2011 for fiscal 2012 and 2011, respectively.

	Pension Benefits		Medical and Life Benefits
	As of November 30,
	2012	2011	2012	2011
	(In millions)
Change in fair value of plan assets:
Fair value — beginning of year	$1,296.8	$1,374.3	$—	$—
Gain on plan assets	81.2	54.5	—	—
Employer contributions	1.2	1.5	5.1	5.5
Benefits paid(1)	(136.1)	(133.5)	(5.1)	(5.5)

Fair Value — end of year	$1,243.1	$1,296.8	$—	$—

Change in benefit obligation:
Benefit obligation — beginning of year	$1,550.4	$1,566.6	$75.2	$78.9
Service cost(2)	4.5	3.9	0.1	0.1
Interest cost	73.5	78.4	3.3	3.5
Actuarial losses (gains)	225.4	35.0	2.3	(1.8)
Benefits paid	(136.1)	(133.5)	(5.1)	(5.5)

Benefit obligation — end of year(3)	$1,717.7	$1,550.4	$75.8	$75.2

Funded status of the plans	$(474.6)	$(253.6)	$(75.8)	$(75.2)

Amounts Recognized in the Consolidated Balance Sheets:
Postretirement medical and life benefits, current	$—	$—	$(7.5)	$(6.8)
Postretirement medical and life benefits, noncurrent	—	—	(68.3)	(68.4)
Pension liability, current (component of other current liabilities)	(1.2)	(1.1)	—	—
Pension liability, non-qualified (component of other noncurrent liabilities)	(18.9)	(16.1)	—	—
Pension benefits, noncurrent	(454.5)	(236.4)	—	—

Net Liability Recognized in the Consolidated Balance Sheets	$(474.6)	$(253.6)	$(75.8)	$(75.2)

(1)	Benefits paid for medical and life benefits are net of the Medicare Part D Subsidy of $0.4 million and $0.5 million received in fiscal 2012 and 2011, respectively.
(2)	Service cost for pension benefits represents the administrative costs of the tax-qualified pension plan.
(3)	Pension benefit obligation includes $20.1 million in fiscal 2012 and $17.2 million in fiscal 2011 for the non-qualified plan.

Due to freezing of the plan benefits in fiscal 2009, the accumulated benefit obligation for the defined benefit pension plans was equal to the benefit obligation as of the November 30, 2012 and 2011 measurement dates.

Components of net periodic benefit expense are as follows:

	Pension Benefits			Medical and Life Benefits
	Year Ended
	2012	2011	2010	2012	2011	2010
	(In millions)
Service cost(1)	$4.5	$3.9	$4.4	$0.1	$0.1	$0.2
Interest cost on benefit obligation	73.5	78.4	86.1	3.3	3.5	4.0
Assumed return on plan assets(2)	(99.2)	(102.4)	(107.8)	—	—	—
Amortization of prior service (credits) costs	—	—	—	(0.1)	0.1	0.1
Amortization of net losses (gains)	62.1	66.4	58.8	(3.2)	(3.6)	(3.9)

Net periodic benefit expense	$40.9	$46.3	$41.5	$0.1	$0.1	$0.4

(1)	Service cost for pension benefits represents the administrative costs of the tax-qualified pension plan.
(2)	The actual return and rate of return on plan assets are as follows:

	Year Ended
	2012	2011	2010
	(In millions)
Actual return on plan assets	$81.2	$54.5	$172.3
Actual rate of return on plan assets	6.5%	3.8%	13.7%

Market conditions and interest rates significantly affect assets and liabilities of the pension plans. Pension accounting permits market gains and losses to be deferred and recognized over a period of years. This “smoothing” results in the creation of other accumulated income or loss which will be amortized to pension costs in future years. The accounting method the Company utilizes recognizes one-fifth of the unamortized gains and losses in the market-related value of pension assets and all other gains and losses including changes in the discount rate used to calculate benefit costs each year. Investment gains or losses for this purpose are the difference between the expected return and the actual return on the market-related value of assets which smoothes asset values over three years. Although the smoothing period mitigates some volatility in the calculation of annual retirement benefit expense, future expenses are impacted by changes in the market value of pension plan assets and changes in interest rates.

c.	Plan Assumptions

The Company used the following assumptions, calculated based on a weighted-average, to determine the benefit obligations and net periodic benefit expense for the applicable fiscal year.

	Pension Benefits		Medical and Life Benefits
	2012	2011	2012	2011
Discount rate (benefit obligations)	3.68%	4.95%	3.24%	4.58%
Discount rate (benefit restoration plan benefit obligations)	3.77%	4.98%	*	*
Discount rate (net periodic benefit expense)	4.95%	5.21%	4.58%	4.65%
Expected long-term rate of return on plan assets	8.00%	8.00%	*	*
Ultimate healthcare trend rate	*	*	5.00%	5.00%
Initial healthcare trend rate (benefit obligations pre 65/post 65)	*	*	8.75%	9.00%
Year ultimate rate attained (benefit obligations pre 65/post 65)	*	*	2021	2021
Initial healthcare trend rate (net periodic benefit expense pre 65/post 65)	*	*	9.00%	9.00%
Year ultimate rate attained (net periodic benefit expense pre 65/post 65)	*	*	2021	2021

*	Not applicable.

Certain actuarial assumptions, such as assumed discount rate, long-term rate of return, and assumed healthcare cost trend rates can have a significant effect on amounts reported for periodic cost of pension benefits and medical and life benefits, as well as respective benefit obligation amounts. The assumed discount rate represents the market rate available for investments in high-quality fixed income instruments with maturities matched to the expected benefit payments for pension and medical and life benefit plans.

The expected long-term rate of return on plan assets represents the rate of earnings expected in the funds invested, and funds to be invested, to provide for anticipated benefit payments to plan participants. The Company evaluated the plan’s historical investment performance, its current and expected asset allocation, and, with input from the Company’s external advisors and investment managers, developed best estimates of future investment performance of the plan’s assets. Based on this analysis, the Company has assumed a long-term rate of return on plan assets of 8.00%.

The Company reviews external data and its own historical trends for healthcare costs to determine the healthcare cost trend rates for the medical benefit plans. For fiscal 2012 medical benefit obligations, the Company assumed a 8.75% annual rate of increase for pre and post 65 participants in the per capita cost of covered healthcare claims with the rate decreasing over eight years until reaching 5.0%.

A one percentage point change in the key assumptions would have the following effects on the projected benefit obligations as of November 30, 2012 and on expense for fiscal 2012:

	Pension Benefits and Medical and Life Benefits Discount Rate		Expected Long-term Rate of Return	Assumed Healthcare Cost Trend Rate
	Net Periodic Benefit Expense	Projected Benefit Obligation	Net Periodic Pension Benefit Expense	Net Periodic Medical and Life Benefit Expense	Accumulated Benefit Obligation
	(In millions)
1% decrease	$22.9	$193.5	$12.4	$(0.5)	$(2.0)
1% increase	(19.7)	(161.7)	(12.4)	0.5	2.2

d.	Plan Assets and Investment Policy

The Company’s investment policy is to maximize the total rate of return with a view toward long-term funding objectives of the plan to ensure that funds are available to meet benefit obligations when due. The plan assets are diversified to the extent necessary to minimize risk and to achieve an optimal balance between risk and return. The Company’s investment strategy focuses on higher return seeking investments in actively managed investment vehicles with an emphasis toward alternative investment strategies and allows for diversification as to the type of assets, investment strategies employed, and number of investment managers used to carry out this strategy. These strategies are achieved using diversified asset types, which may include cash, equities, fixed income, real estate, private equity holdings and derivatives. Allocations between these asset types may change as a result of changing market conditions and tactical investment opportunities.

The Company’s pension plans weighted average asset allocation and the investment policy asset allocation targets at November 30, 2012, by asset category, are as follows:

	Actual	Target(1)
Cash and cash equivalents	26%	—%
Equity securities	25	32
Fixed income	21	50
Real estate investments	2	2
Private equity holdings	6	—
Alternative investments	20	16

	100%	100%

(1)	Assets rebalanced periodically to remain within a reasonable range of the target. The Company is in the process of evaluating and updating its overall investment strategy and asset allocation targets.

The fair value of the Company’s pension plan assets and liabilities by asset category and by level were as follows:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
November 30, 2012
Cash and cash equivalents	$319.3	$200.3	$119.0	$—
Equity securities:
Domestic equity securities	388.3	380.1	7.9	0.3
International equity securities	56.6	56.2	0.3	0.1
Derivatives:
Purchased options	0.7	0.7	—	—
Written options	(1.0)	(1.0)	—	—
Short sales	(134.7)	(134.7)	—	—
Fixed income:
U.S. government securities	6.0	0.4	5.6	—
Corporate debt securities	79.1	—	78.7	0.4
Asset-backed securities	183.7	—	183.7	—
Short sales	(7.6)	(0.4)	(7.2)	—
Forward exchange contracts	0.2	—	0.2	—
Real estate investments	16.7	—	—	16.7
Private equity holdings	74.9	—	—	74.9
Alternative investments	253.2	—	—	253.2

Total	1,235.4	$501.6	$388.2	$345.6

Receivables	28.6
Payables	(20.9)

Total	$1,243.1

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
November 30, 2011
Cash and cash equivalents	$302.2	$136.9	$165.3	$—
Equity securities:
Domestic equity securities	305.2	299.1	5.7	0.4
International equity securities	148.3	147.6	0.7	—
Derivatives:
Purchased options	0.4	0.4	—	—
Written options	(2.6)	(2.6)	—	—
Short sales	(141.9)	(141.9)	—	—
Fixed income:
U.S. government securities	20.7	8.1	12.6	—
Foreign government securities	0.2	—	—	0.2
Corporate debt securities	101.2	1.3	93.2	6.7
Asset-backed securities	199.8	—	199.8	—
Short sales	(6.6)	(3.4)	(3.2)	—
Forward exchange contracts	0.2	—	0.2	—
Real estate investments	19.6	—	—	19.6
Private equity holdings	72.0	—	—	72.0
Alternative investments	259.1	—	—	259.1

Total	1,277.8	$445.5	$474.3	$358.0

Receivables	43.2
Payables	(24.2)

Total	$1,296.8

The following is a description of the significant investment strategies and valuation methodologies used for the investments measured at fair value, including the general classification of such investments pursuant to the valuation hierarchy. There have been no changes in the methodologies used at November 30, 2012 and 2011.

Cash and cash equivalents

Cash and cash equivalents are held in money market accounts or invested in Short-Term Investment Funds (“STIFs”). Cash and cash equivalents held in money market accounts are classified as Level 1 investments. STIFs are not traded on an exchange and active market, and therefore are classified as Level 2 investments.

Equity securities

Equity securities are invested broadly in U.S. and non-U.S. companies which are in various industries and through a range of market capitalization in common stocks, exchange-traded funds (“ETFs”), common collective trusts (“CCTs”), derivatives and other investment vehicles. Common stocks and ETFs are stated at fair value as quoted on a recognized securities exchange and are valued at the last reported sales price on the last business day of the fiscal year and are classified as Level 1 investments. CCTs are not traded on an exchange and active market, however, the fair value is determined using net asset value (“NAV”) based on the fair value of the underlying investments as traded in an exchange and active market, and therefore are classified as Level 2 investments. Derivatives include call and put options on common stocks or ETFs, which are all listed on an exchange and active market and classified as Level 1 investments. Short sales are short equity positions which are all listed on an exchange and active market and classified as Level 1 investments. Equity securities that are invested in common stock of private companies are priced using unobservable inputs and classified as Level 3 investments.

Fixed income securities

Fixed income securities are invested in a variety of instruments, including, but not limited to, government securities, corporate debt securities, ETFs, CCTs, derivatives, asset-backed securities, and other investment vehicles.

U.S. government securities are invested in treasury bills, ETFs and CCTs. Treasury bills are valued at bid evaluations which are evaluated prices using observable and market-based inputs and are classified as Level 2 investments. ETFs are traded in an exchange and active market and classified as Level 1 investments. CCTs are priced at NAV by investment managers using observable inputs of the underlying U.S. government securities and are classified as Level 2 investments.

Foreign government securities are priced by investment managers using unobservable inputs such as extrapolated data, proprietary models, or indicative quotes and are classified as Level 3 investments.

Corporate debt securities are invested in corporate bonds, ETFs and CCTs. ETFs are traded in an exchange and active market and classified as Level 1 investments. Corporate bonds that are valued at bid evaluations using observable and market-based inputs are classified as Level 2 investments. Corporate bonds that are priced by brokers using unobservable inputs are classified as Level 3 investments. CCTs are priced at NAV by investment managers using observable inputs of the underlying bond securities and are classified as Level 2 investments.

Asset-backed securities, including government-backed mortgage securities, non-government-backed collateralized mortgage obligations, asset-backed securities, and commercial mortgage-backed securities, are valued at bid evaluations which are evaluated prices using observable or unobservable inputs. These securities are classified as Level 2 investments if the evaluated prices are calculated using observable and market-based inputs and are classified as Level 3 investments if the evaluated prices are calculated using unobservable inputs such as extrapolated data, proprietary models, or indicative quotes.

Short sales are short fixed income positions which are classified as Level 1 investments if they are listed on an exchange and active market, and are classified as Level 2 investments if they are valued at bid evaluation using observable and market-based inputs.

Forward exchange contracts

Forward exchange contracts are not exchange-traded but are priced based on observable input. They are classified as Level 2 investments.

Real estate investments

Real estate investments are interests in real property holdings where the underlying properties are valued by independent appraisers employing valuation techniques such as capitalization of future rental income and/or sales of comparable properties. If applicable, the properties may also be valued based on current indicative interest received by the Company from third parties. These investments are classified as Level 3 investments.

Private equity holdings

Private equity holdings are primarily limited partnerships and fund-of-funds that mainly invest in U.S. and non-U.S. leveraged buyout, venture capital and special situation strategies. Generally, the holdings are valued at public market, private market, or appraised value. Private equity holdings are valued at total market value or NAV, which are estimated by investment managers using unobservable inputs such as extrapolated data, proprietary data, or indicative quotes and are classified as Level 3 investments.

Alternative investments

Alternative investments primarily consist of multi-strategy hedge funds that invest across a range of equity and debt securities in a variety of industry sectors. Alternative investments are valued at NAV calculated by investment managers using unobservable inputs such as extrapolated data, proprietary data, or indicative quotes and are classified as Level 3 investments.

Changes in the fair value of the Level 3 investments were as follows:

	November 30, 2011	Unrealized Gains(Losses) on Plan Assets	Realized Gains(Losses) on Plan Assets	Purchases, Issuances, and Settlements	November 30, 2012
	(In millions)
Equity securities:
Domestic equity securities	$0.4	$(0.1)	$—	$—	$0.3
International equity securities	—	—	—	0.1	0.1
Fixed income:
Foreign government securities	0.2	(0.2)	—	—	—
Corporate debt securities	6.7	0.1	0.7	(7.1)	0.4
Asset-backed securities	—	0.3	(0.3)	—	—
Real estate investments	19.6	(2.9)	—	—	16.7
Private equity holdings	72.0	2.7	—	0.2	74.9
Alternative investments	259.1	(5.9)	—	—	253.2

Total	$358.0	$(6.0)	$0.4	$(6.8)	$345.6

	November 30, 2010	Unrealized Gains(Losses) on Plan Assets	Realized Gains(Losses) on Plan Assets	Purchases, Issuances, and Settlements	Transfers out of Level 3	November 30, 2011
	(In millions)
Equity securities:
Domestic equity securities	$—	$0.2	$—	$0.2	$—	$0.4
Fixed income:
Foreign government securities	0.2	—	—	—	—	0.2
Corporate debt securities	—	(0.1)	—	6.8	—	6.7
Asset-backed securities	1.4	0.1	(0.1)	(0.5)	(0.9)	—
Real estate investments	21.6	—	—	(2.0)	—	19.6
Private equity holdings	83.1	4.6	—	(15.7)	—	72.0
Alternative investments	137.1	8.0	(0.9)	114.9	—	259.1

Total	$243.4	$12.8	$(1.0)	$103.7	$(0.9)	$358.0

e.	Benefit Payments

The following presents estimated future benefit payments:

	Pension Benefit Payments	Medical and Life Benefits
Year Ending November 30,		Gross Benefit Payments	Medicare D Subsidy	Net Benefit Payments
	(In millions)
2013	$131.6	$8.0	$0.5	$7.5
2014	129.3	8.0	0.5	7.5
2015	126.5	7.8	0.5	7.3
2016	123.2	7.5	0.4	7.1
2017	119.8	7.2	0.4	6.8
Years 2018 – 2022	544.8	29.5	1.1	28.4

Note 7.	Commitments and Contingencies

a.	Lease Commitments and Income

The Company and its subsidiaries lease certain facilities, machinery and equipment, and office buildings under long-term, non-cancelable operating leases. The leases generally provide for renewal options ranging from one to ten years and require the Company to pay for utilities, insurance, taxes, and maintenance. Rent expense was $11.8 million in fiscal 2012, $12.9 million in fiscal 2011, and $11.3 million in fiscal 2010.

The Company also leases certain surplus facilities to third parties. The Company recorded lease income of $5.0 million in fiscal 2012, $6.7 million in fiscal 2011, and $6.8 million in fiscal 2010 related to these arrangements, which have been included in net sales.

The future minimum rental commitments under non-cancelable operating leases with initial or remaining terms of one year or more and lease revenue in effect as of November 30, 2012 were as follows:

Year Ending November 30,	Future Minimum Rental Commitments	Future Minimum Rental Income
	(In millions)
2013	$8.2	$5.4
2014	6.2	5.7
2015	3.4	4.6
2016	2.5	2.4
2017	1.4	0.2
Thereafter	0.7	—

	$22.4	$18.3

b.	Legal Matters

The Company and its subsidiaries are subject to legal proceedings, including litigation in U.S. federal and state courts, which arise out of, and are incidental to, the ordinary course of the Company’s on-going and historical businesses. The Company is also subject from time to time to governmental investigations by federal and state agencies. The Company cannot predict the outcome of such proceedings with any degree of certainty. Loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. These estimates are often initially developed substantially earlier than when the ultimate loss is known, and are refined each quarterly reporting period as additional information becomes available. For legal settlements where there is no stated amount for interest, the Company will estimate an interest factor and discount the liability accordingly.

Groundwater Litigation

In December 2011, Aerojet received notice of a lawsuit, Sun Ridge LLC, et al. v. Aerojet-General Corporation, et al., Case No. 34-2011-00114675, filed in Sacramento County Superior Court. The complaint, which also names McDonnell Douglas Corporation (now Boeing Corporation), was filed by owners of properties adjacent to the Aerojet property in Rancho Cordova, California and alleges damages attributable to contamination of groundwater including diminution of property value and increased costs associated with ensuring water supplies in connection with real estate development. That matter was dismissed without prejudice and the parties entered into settlement discussions. The parties have tentatively agreed to participate in mediation in the first half of 2013. Since this matter is in the early stages, the Company is currently unable to reasonably estimate what the outcome of this complaint will be. Accordingly, no estimate of liability has been accrued for this matter as of November 30, 2012.

Asbestos Litigation

The Company has been, and continues to be, named as a defendant in lawsuits alleging personal injury or death due to exposure to asbestos in building materials, products, or in manufacturing operations. The majority of cases are pending in Texas and Pennsylvania. There were 141 asbestos cases pending as of November 30, 2012.

Given the lack of any significant consistency to claims (i.e., as to product, operational site, or other relevant assertions) filed against the Company, the Company is unable to make a reasonable estimate of the future costs of pending claims or unasserted claims. Accordingly, no estimate of future liability has been accrued.

In 2011, Aerojet received a letter demand from AMEC, plc, the successor entity to the 1981 purchaser of the business assets of Barnard & Burk, Inc., a former Aerojet subsidiary, for Aerojet to assume the defense of twenty-one asbestos cases, involving 264 plaintiffs, pending in Louisiana and reimbursement of over $1.0 million in past legal fees and expenses. AMEC is asserting that Aerojet retained those liabilities when it sold the Barnard & Burk assets and agreed to indemnify the purchaser therefor. Under the relevant purchase agreement, the purchaser assumed only certain, specified liabilities relating to the operation of Barnard & Burk before the sale, with Barnard & Burk retaining all unassumed pre-closing liabilities, and Aerojet agreed to indemnify the purchaser against unassumed liabilities that are asserted against it. Based on the information provided, Aerojet declined to accept the liability and requested additional information from AMEC pertaining to the basis of the demand. Accordingly, no estimate of liability has been accrued for this matter as of November 30, 2012.

Subpoena Duces Tecum

On September 23, 2010, the Company received a subpoena duces tecum from the U.S. Army Criminal Investigation Command, acting on behalf of the Office of the Inspector General of the DoD, requesting that the Company produce a variety of documents pertaining to the use of certain cost estimating factors under its contracts with the DoD. The Company has completed its response to the subpoena through multiple document productions, and met with the investigators on September 27, 2012 and February 1, 2013 and provided further analysis regarding the use of factors on certain contracts compared to incurred material costs. The investigation continues but no financial demand has been made; accordingly, the Company is currently unable to reasonably estimate what the outcome of this civil investigation will be or the impact, if any, the investigation may have on the Company’s operating results, financial condition, and/or cash flows. Accordingly, no estimate of future liability has been accrued for at November 30, 2012. The Company has and continues to cooperate fully with the investigation.

Snappon SA Wrongful Discharge Claims

In November 2003, the Company announced the closing of a manufacturing facility in Chartres, France owned by Snappon SA, a subsidiary of the Company, previously involved in the automotive business. In accordance with French law, Snappon SA negotiated with the local workers’ council regarding the implementation of a social plan for the employees. Following the implementation of the social plan, approximately 188 of the 249 former Snappon employees sued Snappon SA in the Chartres Labour Court alleging wrongful discharge. The claims were heard in two groups. On February 19, 2009, the Versailles Court of Appeal issued a decision in favor of Group 2 plaintiffs and based on this, the Court awarded €1.9 million plus interest. On April 7, 2009, the Versailles Court of Appeal issued a decision in favor of Group 1 plaintiffs and based on this, the Court awarded €1.0 million plus interest. During the second quarter of fiscal 2009, Snappon SA filed for declaration of suspensions of payments with the clerk’s office of the Paris Commercial Court. The employee claims were discharged through the liquidation proceedings, except as to two former employees whose claims remain outstanding. During fiscal 2009, the Company accrued a loss contingency of €2.9 million plus interest for this matter. During fiscal 2012, the Company released $3.8 million of the loss contingency reserve to reflect the discharged employee claims leaving a reserve of $0.2 million as of November 30, 2012.

c.	Environmental Matters

The Company is involved in over forty environmental matters under the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation Recovery Act (“RCRA”), and other federal, state, local, and foreign laws relating to soil and groundwater contamination, hazardous waste management activities, and other environmental matters at some of its current and former facilities. The Company is also involved in a number of remedial activities at third party sites, not owned by the Company, where it is designated a potentially responsible party (“PRP”) by either the U.S. Environmental Protection Agency (“EPA”) and/or a state agency. In many of these matters, the Company is involved with other PRPs. In many instances, the Company’s liability and proportionate share of costs have not been determined largely due to uncertainties as to the nature and extent of site conditions and the Company’s involvement. While government agencies frequently claim PRPs are jointly and severally liable at such sites, in the Company’s experience, interim and final allocations of liability and costs are generally made based on relative contributions of waste or contamination. Anticipated costs associated with environmental remediation that are probable and estimable are accrued. In cases where a date to complete remedial activities at a particular site cannot be determined by reference to agreements or otherwise, the Company projects costs over an appropriate time period not exceeding fifteen years; in such cases, generally the Company does not have the ability to reasonably estimate environmental remediation costs that are beyond this period. Factors that could result in changes to the Company’s estimates include completion of current and future soil and groundwater investigations, new claims, future agency demands, discovery of more or less contamination than expected, discovery of new contaminants, modification of planned remedial actions, changes in estimated time required to remediate, new technologies, and changes in laws and regulations.

As of November 30, 2012, the aggregate range of these anticipated environmental costs was $189.5 million to $320.9 million and the accrued amount was $189.5 million. See Note 7(d) for a summary of the environmental reserve activity. Of these accrued liabilities, approximately 97% relates to the Company’s U.S. government contracting business and a portion of this liability is recoverable. The significant environmental sites are discussed below. The balance of the accrued liabilities relates to other sites for which the Company’s obligations are probable and estimable.

Sacramento, California Site

In 1989, a federal district court in California approved a Partial Consent Decree (“PCD”) requiring Aerojet, among other things, to conduct a Remedial Investigation and Feasibility Study (“RI/FS”) to determine the nature and extent of impacts due to the release of chemicals from the Sacramento, California site, monitor the American River and offsite public water supply wells, operate Groundwater Extraction and Treatment facilities (“GETs”) that collect groundwater at the site perimeter, and pay certain government oversight costs. The primary chemicals of concern for both on-site and off-site groundwater are trichloroethylene (“TCE”), perchlorate, and n-nitrosodimethylamine (“NDMA”). The PCD has been revised several times, most recently in 2002. The 2002 PCD revision (a) separated the Sacramento site into multiple operable units to allow quicker implementation of remedy for critical areas; (b) required the Company to guarantee up to $75 million (in addition to a prior $20 million guarantee) to assure that Aerojet’s Sacramento remediation activities are fully funded; and (c) removed approximately 2,600 acres of non-contaminated land from the U.S. EPA superfund designation.

Aerojet is involved in various stages of soil and groundwater investigation, remedy selection, design, and remedy construction associated with the operable units. In 2002, the U.S. EPA issued a Unilateral Administrative Order (“UAO”) requiring Aerojet to implement the U.S. EPA-approved remedial action in the Western Groundwater Operable Unit. An identical order was issued by the California Regional Water Quality Control Board, Central Valley (“Central Valley RWQCB”). On July 7, 2011, EPA issued Aerojet its Approval of Remedial Action Construction Completion Report for Western Groundwater Operable Unit and its Determination of Remedy as Operational and Functional. On September 20, 2011, the EPA issued two UAOs to Aerojet to complete a remedial design and implement remedial action for the Perimeter Groundwater Operable Unit. One UAO addresses groundwater and the other addresses soils within the Perimeter Groundwater Operable Unit. Issuance of the UAOs is the next step in the superfund process for the Perimeter Groundwater Operable Unit. Aerojet submitted a final Remedial Investigation Report for the Boundary Operable Unit in 2010 and a revised Feasibility Study for the Boundary Operable Unit in 2012. The remaining operable units are under various stages of investigation.

The entire southern portion of the site known as Rio Del Oro was under state orders issued in the 1990s from the Department of Toxic Substances Control (“DTSC”) to investigate and remediate environmental contamination in the soils and the Central Valley RWQCB to investigate and remediate groundwater environmental contamination. On March 14, 2008, the DTSC released all but approximately 400 acres of the Rio Del Oro property from DTSC’s environmental orders regarding soil contamination. Aerojet expects the approximately 400 acres of Rio Del Oro property that remain subject to the DTSC orders to be released once the soil remediation has been completed. The Rio Del Oro property remains subject to the Central Valley RWQCB’s orders to investigate and remediate groundwater environmental contamination emanating offsite from such property. Pursuant to a settlement agreement entered into in 2009, Aerojet and Boeing have defined responsibilities with respect to future costs and environmental projects relating to this property.

As of November 30, 2012, the estimated range of anticipated costs discussed above for the Sacramento, California site was $140.5 million to $220.5 million and the accrued amount was $140.5 million included as a component of the Company’s environmental reserves. Expenditures associated with this matter are partially recoverable. See Note 7(d) below for further discussion on recoverability.

Baldwin Park Operable Unit (“BPOU”)

As a result of its former Azusa, California operations, in 1994 Aerojet was named a PRP by the EPA in the area of the San Gabriel Valley Basin superfund site known as the BPOU. Between 1995 and 1997, the EPA issued Special Notice Letters to Aerojet and eighteen other companies requesting that they implement a groundwater remedy. On June 30, 2000, the EPA issued a UAO ordering the PRPs to implement a remedy consistent with the 1994 record of decision. Aerojet, along with seven other PRPs (“the Cooperating Respondents”) signed a Project Agreement in late March 2002 with the San Gabriel Basin Water Quality Authority, the Main San Gabriel Basin Watermaster, and five water companies. The Project Agreement, which has a term of fifteen years, became effective May 9, 2002 and will terminate in May 2017. It is uncertain as to what remedial actions will be required beyond 2017. However, the Project Agreement stipulates that the parties agree to negotiate in good faith in an effort to reach agreement as to the terms and conditions of an extension of the term in the event that a Final Record of Decision anticipates, or any of the parties desire, the continued operation of all or a substantial portion of the project facilities. Pursuant to the Project Agreement, the Cooperating Respondents fund through an escrow account: the capital, operational, maintenance, and administrative costs of certain treatment and water distribution facilities to be owned and operated by the water companies. There are also provisions in the Project Agreement for maintaining financial assurance.

Aerojet and the other Cooperating Respondents entered into an interim allocation agreement that establishes the interim payment obligations of the Cooperating Respondents for the costs incurred pursuant to the Project Agreement. Under the interim allocation, Aerojet is responsible for approximately two-thirds of all project costs, including government oversight costs. All project costs are subject to reallocation among the Cooperating Respondents. Since entering into the Project Agreement, two of the cooperating respondents, Huffy Corporation and Fairchild Corporation (“Fairchild”), have filed for bankruptcy. Aerojet and the other cooperating respondents have assumed Fairchild’s financial obligations while only the non-Aerojet cooperating respondents have assumed Huffy’s obligations. Prior to filing for bankruptcy, Fairchild filed suit against the other Cooperating Respondents, but there has been little action in that litigation to date. The interim allocation agreement expired, but until recently all Cooperating Respondents were paying in accordance with their interim allocations.

On June 24, 2010, Aerojet filed a complaint against Chubb Custom Insurance Company in Los Angeles County Superior Court, Aerojet-General Corporation v. Chubb Custom Insurance Company Case No. BC440284, seeking declaratory relief and damages regarding Chubb’s failure to pay certain project modification costs and failure to issue an endorsement to add other water sources that may require treatment as required under insurance policies issued to Aerojet and the other Cooperating Respondents. Aerojet agreed to dismiss the case without prejudice and settlement negotiations are ongoing.

As part of Aerojet’s sale of its Electronics and Information Systems (“EIS”) business to Northrop in October 2001, the EPA approved a Prospective Purchaser Agreement with Northrop to absolve it of pre-closing liability for contamination caused by the Azusa, California operations, which liability remains with Aerojet. As part of that agreement, the Company agreed to provide a $25 million guarantee of Aerojet’s obligations under the Project Agreement.

As of November 30, 2012, the estimated range of anticipated costs through the term of the Project Agreement for the BPOU site, which expires in 2017, was $31.2 million to $63.5 million and the accrued amount was $31.2 million included as a component of the Company’s environmental reserves. As the Company is unable to reasonably estimate the costs and expenses of this matter after the expiration of the Project Agreement, no reserve has been accrued for this matter for the period after such expiration. Expenditures associated with this matter are partially recoverable. See Note 7(d) below for further discussion on recoverability.

Toledo, Ohio Site

The Company previously manufactured products for the automotive industry at a Toledo, Ohio site, which was adjacent to the Ottawa River. This facility was divested in 1990 and the Company indemnified the buyer for claims and liabilities arising out of certain pre-divestiture environmental matters. In August 2007, the Company, along with numerous other companies, received from the United States Department of Interior Fish and Wildlife Service a notice of a Natural Resource Damage (“NRD”) Assessment Plan for the Ottawa River and Northern Maumee Bay. A group of PRPs, including the Company, was formed to respond to the NRD assessment and to pursue funding from the Great Lakes Legacy Act for primary restoration. The restoration project performed by the group consisted of river dredging and land-filling river sediments with a total project cost in the range of approximately $47 million to $49 million, one half of which was funded through the Great Lakes Legacy Act and the net project costs to the PRP group was estimated at $23.5 million to $24.5 million. The dredging of the river that began in December 2009 has been completed. In February 2011, the parties reached an agreement on allocation. As of November 30, 2012, the estimated range of the Company’s share of anticipated costs for the NRD matter was zero to $0.4 million. None of the expenditures related to this matter are recoverable. Still unresolved at this time is the actual NRD Assessment itself. Negotiations with the State and Federal Trustees are ongoing.

In 2008, Textileather, the current owner of the former Toledo, Ohio site, filed a lawsuit against the Company claiming, among other things, that the Company failed to indemnify and defend Textileather for certain contractual environmental obligations. A second suit related to past and future RCRA, closure costs was filed in late 2009. On May 5, 2010, the District Court granted the Company’s Motion for Summary Judgment, thereby dismissing the claims in the initial action. Textileather appealed to the Sixth Circuit Court of Appeals. On September 11, 2012, the Court of Appeals affirmed the District Court’s decision with respect to Textileather’s CERCLA cost recovery claims, but reversed the decision to dismiss its breach of contract claims. The case was remanded to the District Court for further proceedings consistent with the opinion of the Court of Appeals. The District Court is likely to address such issues as allocation of costs subject to GenCorp’s indemnification obligations as well as significant defenses raised by GenCorp in its Motion for Summary Judgment, which was not ruled on by the Court when it granted GenCorp’s Summary Judgment Motion. At the direction of the District Court, the principals commenced informal settlement negotiations. The settlement negotiations were unsuccessful and the Court is preparing a Case Management Order that will likely set a trial date near the end of 2013. As of November 30, 2012, the estimated anticipated costs and accrued amount for the Textileather matter was $2.6 million which is included as a component of the Company’s environmental reserves. None of the expenditures related to this matter are recoverable.

d.	Environmental Reserves and Estimated Recoveries

Reserves

The Company reviews on a quarterly basis estimated future remediation costs that could be incurred over the contractual term or next fifteen years of the expected remediation. The Company has an established practice of estimating environmental remediation costs over a fifteen year period, except for those environmental remediation costs with a specific contractual term. As the period for which estimated environmental remediation costs increases, the reliability of such estimates decreases. These estimates consider the investigative work and analysis of engineers, outside environmental consultants, and the advice of legal staff regarding the status and anticipated results of various administrative and legal proceedings. In most cases, only a range of reasonably possible costs can be estimated. In establishing the Company’s reserves, the most probable estimate is used when determinable; otherwise, the minimum amount is used when no single amount in the range is more probable. Accordingly, such estimates can change as the Company periodically evaluates and revises these estimates as new information becomes available. The Company cannot predict whether new information gained as projects progress will affect the estimated liability accrued. The timing of payment for estimated future environmental costs is influenced by a number of factors such as the regulatory approval process, the time required to design, construct, and implement the remedy.

A summary of the Company’s environmental reserve activity is shown below:

	Aerojet - Sacramento	Aerojet - BPOU	Other Aerojet Sites	Total Aerojet	Other	Total Environmental Reserve
	(In millions)
November 30, 2009	$152.5	$47.8	$10.8	$211.1	$11.6	$222.7
Additions	6.7	9.5	11.7	27.9	8.6	36.5
Expenditures	(19.4)	(11.2)	(2.4)	(33.0)	(8.5)	(41.5)

November 30, 2010	139.8	46.1	20.1	206.0	11.7	217.7
Additions	21.2	5.9	5.9	33.0	(0.1)	32.9
Expenditures	(30.3)	(13.4)	(13.9)	(57.6)	(2.4)	(60.0)

November 30, 2011	130.7	38.6	12.1	181.4	9.2	190.6
Additions	24.5	5.9	3.8	34.2	0.5	34.7
Expenditures	(14.7)	(13.3)	(5.1)	(33.1)	(2.7)	(35.8)

November 30, 2012	$140.5	$31.2	$10.8	$182.5	$7.0	$189.5

The effect of the final resolution of environmental matters and the Company’s obligations for environmental remediation and compliance cannot be accurately predicted due to the uncertainty concerning both the amount and timing of future expenditures and due to regulatory or technological changes. The Company continues its efforts to mitigate past and future costs through pursuit of claims for recoveries from insurance coverage and other PRPs and continued investigation of new and more cost effective remediation alternatives and associated technologies.

As part of the acquisition of the Atlantic Research Corporation (“ARC”) propulsion business, Aerojet entered into an agreement with ARC pursuant to which Aerojet is responsible for up to $20.0 million of costs (“Pre-Close Environmental Costs”) associated with environmental issues that arose prior to Aerojet’s acquisition of the ARC propulsion business. Pursuant to a separate agreement with the U.S. government which was entered into prior to the completion of the ARC acquisition, these costs are recovered through the establishment of prices for Aerojet’s products and services sold to the U.S. government. A summary of the Pre-Close Environmental Costs is shown below (in millions):

Pre-Close Environmental Costs	$20.0
Amount spent through November 30, 2012	(13.9)
Amount included as a component of reserves for environmental remediation costs in the consolidated balance sheet as of November 30, 2012	(4.5)

Remaining Pre-Close Environmental Costs	$1.6

Estimated Recoveries

On January 12, 1999, Aerojet and the U.S. government implemented the October 1997 Agreement in Principle (“Global Settlement”) resolving certain prior environmental and facility disagreements, with retroactive effect to December 1, 1998. Under the Global Settlement, Aerojet and the U.S. government resolved disagreements about an appropriate cost-sharing ratio with respect to the clean-up costs of the environmental contamination at the Sacramento and the former Azusa sites. The Global Settlement cost-sharing ratio does not have a defined term over which costs will be recovered. Additionally, in conjunction with the sale of the EIS business in 2001, Aerojet entered into an agreement with Northrop (the “Northrop Agreement”) whereby Aerojet is reimbursed by Northrop for a portion of environmental expenditures eligible for recovery under the Global Settlement, subject to annual and cumulative limitations. The current annual billing limitation to Northrop is $6.0 million.

Pursuant to the Global Settlement covering environmental costs associated with Aerojet’s Sacramento site and its former Azusa site, prior to the third quarter of fiscal 2010, approximately 12% of such costs related to the Sacramento site and former Azusa site were charged to the consolidated statements of operations. Subsequent to the third quarter of fiscal 2010, because the Company reached the reimbursement ceiling under the Northrop Agreement, approximately 37% of such costs are expensed to the consolidated statements of operations.

Allowable environmental costs are charged to the Company’s contracts as the costs are incurred. Aerojet’s mix of contracts can affect the actual reimbursement made by the U.S. government. Because these costs are recovered through forward-pricing arrangements, the ability of Aerojet to continue recovering these costs from the U.S. government depends on Aerojet’s sustained business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business. Annually, the Company evaluates Aerojet’s forecasted business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business as part of its long-term business review.

Pursuant to the Northrop Agreement, environmental expenditures to be reimbursed are subject to annual limitations and the total reimbursements are limited to a ceiling of $189.7 million. A summary of the Northrop Agreement activity is shown below (in millions):

Total reimbursable costs under the Northrop Agreement	$189.7
Amount reimbursed to the Company through November 30, 2012	(93.7)

Potential future cost reimbursements available(1)	96.0
Long-term receivable from Northrop in excess of the annual limitation included in the Consolidated Balance Sheet as of November 30, 2012	(69.3)
Amounts recoverable from Northrop in future periods included as a component of recoverable from the U.S. government and other third parties for environmental remediation costs in the Consolidated Balance Sheet as of November 30, 2012	(26.7)

Potential future recoverable amounts available under the Northrop Agreement	$—

(1)	Includes the short-term receivable from Northrop of $6.0 million as of November 30, 2012.

The Company’s applicable cost estimates reached the cumulative limitation under the Northrop Agreement during the third quarter of fiscal 2010. The Company has accumulated $18.2 million of environmental remediation provision adjustments above the cumulative limitation under the Northrop Agreement through November 30, 2012. Accordingly, subsequent to the third quarter of fiscal 2010, the Company has incurred a higher percentage of expense related to additions to the Sacramento site and BPOU site environmental reserve until an arrangement is reached with the U.S. government. While the Company is currently seeking an arrangement with the U.S. government to recover environmental expenditures in excess of the reimbursement ceiling identified in the Northrop Agreement, there can be no assurances that such a recovery will be obtained, or if not obtained, that such unreimbursed environmental expenditures will not have a materially adverse effect on the Company’s operating results, financial condition, and/or cash flows.

Environmental reserves and estimated recoveries impact to the Consolidated Statements of Operations

The expenses associated with adjustments to the environmental reserves are recorded as a component of other expense, net in the consolidated statements of operations. Summarized financial information for the impact of environmental reserves and recoveries to the consolidated statements of operations is set forth below:

	Estimated Recoverable Amounts from Northrop	Estimated Recoverable Amounts from U.S. Government	Total Estimated Recoverable Amounts Under U.S. Government Contracts	Charge to Consolidated Statement of Operations(1)	Total Environmental Reserve Additions
	(In millions)
Fiscal 2012	$—	$23.1	$23.1	$11.6	$34.7
Fiscal 2011	—	24.3	24.3	8.6	32.9
Fiscal 2010	2.8	24.9	27.7	8.8	36.5

(1)	Includes $18.2 million of environmental remediation provision adjustments above the cumulative limitation under the Northrop Agreement through November 30, 2012.

e.	Arrangements with Off-Balance Sheet Risk

As of November 30, 2012, arrangements with off-balance sheet risk consisted of:

•

$44.8 million in outstanding commercial letters of credit expiring within the next twelve months, the majority of which may be renewed, primarily to collateralize obligations for environmental remediation and insurance coverage.

•	$39.3 million in outstanding surety bonds to satisfy indemnification obligations for environmental remediation coverage.

•	Up to $120.0 million aggregate in guarantees by GenCorp of Aerojet’s obligations to U.S. government agencies for environmental remediation activities (see Note 7(b) for additional information).

•	Guarantees, jointly and severally, by the Company’s material domestic subsidiaries of its obligations under its Senior Credit Facility.

In addition to the items discussed above, the Company has and will from time to time enter into certain types of contracts that require the Company to indemnify parties against potential third-party and other claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnification to purchasers of its businesses or assets including, for example, claims arising from the operation of the businesses prior to disposition, liability to investigate and remediate environmental contamination existing prior to disposition; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for claims arising from the use of the applicable premises; and (iii) certain agreements with officers and directors, under which the Company may be required to indemnify such persons for liabilities arising out of their relationship with the Company. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated.

Additionally, the Company issues purchase orders to suppliers for equipment, materials, and supplies in the normal course of business. These purchase commitments are generally for volumes consistent with anticipated requirements to fulfill purchase orders or contracts for product deliveries received, or expected to be received, from customers and would be subject to reimbursement if a cost-plus contract is terminated.

Note 8.	Redeemable Common Stock

The Company inadvertently failed to register with the SEC the issuance of certain of its common shares in its defined contribution 401(k) employee benefit plan (the “Plan”). As a result, certain Plan participants who purchased such securities pursuant to the Plan may have the right to rescind certain of their purchases for consideration equal to the purchase price paid for the securities (or if such security has been sold, to receive consideration with respect to any loss incurred on such sale) plus interest from the date of purchase. As of November 30, 2012 and 2011, the Company has classified 0.4 million shares as redeemable common stock because the redemption features are not within the control of the Company. The Company may also be subject to civil and other penalties by regulatory authorities as a result of the failure to register these shares. These shares have always been treated as outstanding for financial reporting purposes. In June 2008, the Company filed a registration statement on Form S-8 to register future transactions in the GenCorp Stock Fund in the Plan. During fiscal 2012, 2011, and 2010, the Company recorded a charge of $0.7 million, $0.8 million, and $0.9 million, respectively, for realized losses and interest associated with this matter.

Note 9.	Shareholders’ Deficit

a.	Preference Stock

As of November 30, 2012 and 2011, 15.0 million shares of preferred stock were authorized and none were issued or outstanding.

b.	Common Stock

As of November 30, 2012, the Company had 150.0 million authorized shares of common stock, par value $0.10 per share, of which 60.5 million shares (includes redeemable common stock and unvested restricted shares) were issued and outstanding, and 33.3 million shares were reserved for future issuance for the exercise of stock options (seven and ten year contractual life) and restricted stock (no maximum contractual life), payment of awards under stock-based compensation plans, and conversion of the Company’s Notes. See Note 8 for information about the Company’s redeemable common stock.

c.	Stock-based Compensation

Total stock-based compensation expense by type of award was as follows:

	Year Ended
	2012	2011	2010
	(In millions)
Stock appreciation rights (“SARS”)	$2.7	$0.4	$(0.9)
Stock options	0.8	0.9	0.2
Restricted stock, service-based	2.2	1.7	1.0
Restricted stock, performance-based	0.8	0.7	0.1

Total stock-based compensation expense	$6.5	$3.7	$0.4

Stock Appreciation Rights: As of November 30, 2012, a total of 1,528,823 SARS were outstanding under the 1999 Equity and Performance Incentive Plan (“1999 Plan”) and 2009 Equity and Performance Incentive Plan (“2009 Plan”). SARS granted to employees generally vest in one-third increments at one year, two years, and three years from the date of grant and have a ten year contractual life under the 1999 Plan and a seven year contractual life under the 2009 Plan. SARS granted to directors of the Company typically vest over a one year service period (half after six months and half after one year) and have a ten year contractual life under the 1999 Plan and a seven year contractual life under the 2009 Plan. These awards are similar to the Company’s employee stock options, but are settled in cash rather than in shares of common stock, and are classified as liability awards. Compensation cost for these awards is determined using a fair-value method and remeasured at each reporting date until the date of settlement. Stock-based compensation expense recognized is based on SARS ultimately expected to vest, and therefore it has been reduced for estimated forfeitures.

A summary of the status of the Company’s SARS as of November 30, 2012 and changes during fiscal 2012 is presented below:

	SARS (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (In millions)
Outstanding at November 30, 2011	1,438	$10.75
Granted	99	6.82
Cancelled	(8)	14.88

Outstanding at November 30, 2012	1,529	$10.47	4.4	$2.9

Exercisable at November 30, 2012	1,402	$10.90	4.3	$2.4

Expected to vest at November 30, 2012	122	$5.70	5.9	$0.4

The weighted average grant date fair value for SARS granted in fiscal 2012, 2011, and 2010 was $5.76, $3.50, and $3.15, respectively. No SARS were exercised in fiscal 2012, 2011 or 2010. As of November 30, 2012, there was $0.5 million of total stock-based compensation related to nonvested SARS. That cost is expected to be recognized over an estimated weighted-average amortization period of 15 months.

Restricted Stock, service-based: As of November 30, 2012, a total of 637,690 shares of service-based restricted stock were outstanding which vest based on years of service under the 1999 Plan and 2009 Plan. Restricted shares are granted to key employees and directors of the Company. The fair value of the restricted stock awards was based on the closing market price of the Company’s common stock on the date of award and is being amortized on a straight line basis over the service period. Stock-based compensation expense recognized is based on service-based restricted stock ultimately expected to vest, and therefore it has been reduced for estimated forfeitures.

The following is summary of the status of the Company’s service-based restricted stock as of November 30, 2012 and changes during fiscal 2012:

	Service Based Restricted Stock (In thousands)	Weighted Average Grant Date Fair Value
Outstanding at November 30, 2011	473	$5.80
Granted	384	7.05
Vested	(213)	6.69
Canceled	(6)	5.11

Outstanding at November 30, 2012	638	$6.41

Expected to vest at November 30, 2012	631	$6.41

As of November 30, 2012, there was $2.1 million of total stock-based compensation related to nonvested service-based restricted stock. That cost is expected to be recognized over an estimated weighted-average amortization period of 24 months. The intrinsic value of the service-based restricted stock outstanding and expected to vest at November 30, 2012 was $5.9 million and $5.8 million, respectively. The weighted average grant date fair values for service-based restricted stock granted in fiscal 2011 and 2010 was $5.91 and $5.89, respectively.

Restricted Stock, performance-based: As of November 30, 2012, a total of 630,022 shares of performance-based restricted shares were outstanding under the 1999 Plan and 2009 Plan. The performance-based restricted stock vests if the Company meets various operations and earnings targets set by the Organization & Compensation Committee of the Board. The fair value of the performance-based restricted stock awards was based on the closing market price of the Company’s common stock on the date of award and is being amortized over the estimated service period to achieve the operations and earnings targets. If certain operations and earnings targets are exceeded, additional restricted stock may be required to be granted to individuals up to a maximum additional grant of 25% of the initial grant. Stock-based compensation expense recognized for all years presented is based on performance-based restricted stock ultimately expected to vest, and therefore it has been reduced for estimated forfeitures.

The following is a summary of the status of the Company’s performance-based restricted stock as of November 30, 2012 and changes during fiscal 2012:

	Performance Based Restricted Stock (In thousands)	Weighted Average Grant Date Fair Value
Outstanding at November 30, 2011	428	$5.37
Granted	333	6.87
Vested	(126)	6.00
Cancelled	(5)	4.91

Outstanding at November 30, 2012	630	$6.33

Expected to vest at November 30, 2012	502	$6.42

As of November 30, 2012, there was $1.6 million of total stock-based compensation related to nonvested performance-based restricted stock. That cost is expected to be recognized over an estimated weighted-average amortization period of 18 months. The intrinsic value of the performance-based restricted stock outstanding and expected to vest at November 30, 2012 was $5.8 million and $4.5 million, respectively. The weighted average grant date fair values for performance-based restricted stock granted in fiscal 2011 and 2010 was $6.01 and $4.91, respectively.

Stock Options: As of November 30, 2012, a total of 849,366 stock options were outstanding under the 1999 Plan and 2009 Plan. The 2009 stock option grants are primarily performance-based and vest if the Company meets various operations and earnings targets set by the Organization & Compensation Committee of the Board. The fair value is being amortized over the estimated service period to achieve the operations and earnings targets. If certain operations and earnings targets are exceeded, additional stock options may be required to be granted to individuals up to a maximum additional grant of 25% of the initial grant.

A summary of the status of the Company’s stock options as of November 30, 2012 and changes during fiscal 2012 is presented below:

	Stock Options (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Intrinsic Value (In millions)
Outstanding at November 30, 2011	1,234	$7.17
Granted	9	6.00
Exercised	(184)	7.30
Cancelled	(210)	12.22

Outstanding at November 30, 2012	849	$5.87	4.6	$2.9

Exercisable at November 30, 2012	360	$6.67	4.0	$1.0

Expected to vest at November 30, 2012	446	$5.55	4.9	$1.6

As of November 30, 2012, there was $0.1 million of total stock-based compensation related to nonvested stock options. That cost is expected to be recognized over an estimated weighted-average amortization period of 9 months. The weighted average grant date fair value for stock options granted in fiscal 2012, 2011, and 2010 was $3.46, $3.54, and $3.11, respectively.

The following table summarizes the range of exercise prices and weighted-average exercise prices for options outstanding as of November 30, 2012 under the Company’s stock option plans:

		Outstanding
Year Granted	Range of Exercise Prices	Stock Options Outstanding (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
2003	$7.73 – $9.29	103	$8.46	0.4
2004	$10.92	28	$10.92	1.2
2009	$4.54	154	$4.54	6.6
2010	$4.91 – $7.14	456	$6.82	5.6
2011	$6.01	100	$6.01	5.3
2012	$6.00	8	$6.00	9.2

		849

Valuation Assumptions

The fair value of stock options was estimated using a Black-Scholes Model with the following weighted average assumptions:

	Year Ended
	2012	2011	2010
Expected life (in years)	7.0	7.0	7.0
Volatility	57.47%	57.19%	55.43%
Risk-free interest rate	1.54%	2.53%	2.44%
Dividend yield	0.00%	0.00%	0.00%

The fair value of SARS was estimated using a Black-Scholes Model with the following weighted average assumptions:

	Year Ended
	2012	2011	2010
Expected life (in years)	3.7	4.4	5.1
Volatility	55.47%	62.60%	66.53%
Risk-free interest rate	0.51%	0.91%	1.56%
Dividend yield	0.00%	0.00%	0.00%

Expected Term: The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards and vesting schedules.

Expected Volatility: The fair value of stock-based payments were valued using the Black-Scholes Model with a volatility factor based on the Company’s historical stock prices. The range of expected volatility used in the Black-Scholes Model was 38% to 67% as of November 30, 2012.

Expected Dividend: The Black-Scholes Model requires a single expected dividend yield as an input. The Senior Credit Facility restricts the payment of dividends and the Company does not anticipate paying cash dividends in the foreseeable future.

Risk-Free Interest Rate: The Company bases the risk-free interest rate used in the Black-Scholes Model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term. The range of risk-free interest rates used in the Black-Scholes Model was 0.21% to 1.12% as of November 30, 2012.

Estimated Pre-vesting Forfeitures: When estimating forfeitures, the Company considers historical terminations as well as anticipated retirements.

Note 10.	Operating Segments and Related Disclosures

The Company’s operations are organized into two operating segments based on different products and customer bases: Aerospace and Defense, and Real Estate. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note 1).

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, legacy income or expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes.

Selected financial information for each reportable segment was as follows:

	Year Ended
	2012	2011	2010
	(In millions)
Net Sales:
Aerospace and Defense	$986.1	$909.7	$850.7
Real Estate	8.8	8.4	7.2

Total	$994.9	$918.1	$857.9

Segment Performance:
Aerospace and Defense	$115.5	$108.6	$99.6
Environmental remediation provision adjustments	(11.4)	(8.9)	(0.2)
Retirement benefit plan expense	(18.9)	(21.0)	(29.3)
Unusual items (see Note 14)	(0.7)	(4.1)	(2.8)

Aerospace and Defense Total	84.5	74.6	67.3

Real Estate	3.7	5.6	5.3

Total	$88.2	$80.2	$72.6

Reconciliation of segment performance to income from continuing operations before income taxes:
Segment Performance	$88.2	$80.2	$72.6
Interest expense	(22.3)	(30.8)	(37.0)
Interest income	0.6	1.0	1.6
Stock-based compensation	(6.5)	(3.7)	(0.4)
Corporate retirement benefit plan expense	(22.1)	(25.4)	(12.6)
Corporate and other expenses	(12.7)	(10.8)	(21.5)
Corporate unusual items (see Note 14)	(12.0)	(1.5)	(0.6)

Income from continuing operations before income taxes	$13.2	$9.0	$2.1

Aerospace and Defense	$37.2	$21.1	$18.2
Real Estate	—	—	—
Corporate	—	—	4.4

Capital Expenditures, cash and non-cash	$37.2	$21.1	$22.6

Aerospace and Defense	$21.7	$24.3	$27.6
Real Estate	0.6	0.3	0.3
Corporate	—	—	—

Depreciation and Amortization	$22.3	$24.6	$27.9

	As of November 30,
	2012	2011
	(In millions)
Aerospace and Defense(1)	$637.6	$622.8
Real Estate	82.3	79.1

Identifiable assets	719.9	701.9
Corporate	199.4	237.6

Assets	$919.3	$939.5

(1)	The Aerospace and Defense operating segment had $94.9 million of goodwill as of November 30, 2012 and 2011. In addition, as of November 30, 2012 and 2011 intangible assets balances were $13.9 million and $15.4 million, respectively, for the Aerospace and Defense operating segment.

The Company’s continuing operations are located in the United States. Inter-area sales are not significant to the total sales of any geographic area. Unusual items included in segment performance pertained only to the United States.

Note 11.	Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(1)
	(In millions, except per share amounts)
2012
Net sales	$201.9	$249.9	$244.9	$298.2
Cost of sales (exclusive of items shown separately on Statement of Operations)	173.9	220.3	214.1	261.3
Income (loss) from continuing operations before income taxes	4.7	4.6	(0.5)	4.4
Income (loss) from continuing operations	2.4	1.3	(8.7)	(0.7)
Income (loss) from discontinued operations, net of income taxes	—	0.4	(0.8)	3.5
Net income (loss)	2.4	1.7	(9.5)	2.8
Basic and diluted income (loss) per share from continuing operations	0.04	0.02	(0.15)	(0.01)
Basic and diluted income (loss) per share from discontinued operations, net of income taxes	—	0.01	(0.01)	0.06
Basic and diluted net income (loss) per share	0.04	0.03	(0.16)	0.05

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(2)
	(In millions, except per share amounts)
2011
Net sales	$209.8	$229.9	$226.2	$252.2
Cost of sales (exclusive of items shown separately on Statement of Operations)	180.6	203.0	197.5	218.2
Income from continuing operations before income taxes	4.5	1.0	1.6	1.9
Income (loss) from continuing operations	1.9	0.5	1.3	(0.8)
(Loss) income from discontinued operations, net of income taxes	(0.7)	(0.5)	(0.1)	1.3
Net income	1.2	—	1.2	0.5
Basic and diluted income (loss) per share from continuing operations	0.03	0.01	0.02	(0.01)
Basic and diluted (loss) income per share from discontinued operations, net of income taxes	(0.01)	(0.01)	—	0.02
Basic and diluted net income per share	0.02	—	0.02	0.01

(1)	During the fourth quarter of fiscal 2012, the Company recorded out of period adjustments to cost of sales, interest expense, and the income tax provision and related balance sheet accounts. The out of period adjustments relate to the treatment of intercompany interest within the state tax provisions and the accounting for a lease modification. During the fourth quarter of fiscal 2012, the Company recorded an adjustment to correct the identified errors resulting in the Company under reporting income by $0.4 million.
(2)	During the fourth quarter of fiscal 2011, the Company recorded out of period adjustments to the income tax provision and related balance sheet accounts. The out of period adjustments primarily relate to the Company incorrectly calculating the tax benefit on a tax refund associated with an election made on the Company’s 2003 income tax return and the Company not recording a reserve for uncertain tax positions during the appropriate period. During the fourth quarter of fiscal 2011, the Company recorded an adjustment to correct the identified errors resulting in the Company under reporting income by approximately $1.0 million (see Note 1(a)).

Note 12.	Discontinued Operations

In November 2003, the Company announced the closing of a GDX manufacturing facility in Chartres, France owned by Snappon SA, a subsidiary of the Company. The decision resulted primarily from declining sales volumes with French automobile manufacturers. During fiscal 2009, Snappon SA had legal judgments rendered against it under French law, aggregating €2.9 million plus interest related to wrongful discharge claims by certain former employees of Snappon SA. Additionally, during fiscal 2009, Snappon SA filed for declaration of suspensions of payments with the clerk’s office of the Paris Commercial Court (see Note 7(b)). During fiscal 2012, the Company released a $3.8 million loss contingency reserve for discharged employee claims.

Summarized financial information for discontinued operations is set forth below:

	Year Ended
	2012	2011	2010
	(In millions)
Net sales	$—	$—	$—
Income before income taxes(1)	2.6	—	0.7
Income tax benefit	0.5	—	0.1
Income from discontinued operations	3.1	—	0.8

(1)	Includes foreign currency transaction gains and (losses) of $0.4 million in fiscal 2012, ($0.3) million in fiscal 2011, and $1.7 million in fiscal 2010.

Note 13.	Assets Held for Sale

In November 2012, the Company classified its LDACS program as assets held for sale. The Company expects that it will be required to divest the LDACS product line in order to consummate the acquisition of the Rocketdyne Business. The net sales associated with the LDACS program totaled $34.3 million in fiscal 2012. For operating segment reporting, the LDACS program has been reported as a part of the Aerospace and Defense segment. The components of assets and liabilities held for sale in the Consolidated Balance Sheets are as follows:

	As of November 30,
	2012	2011
	(In millions)
Accounts receivable	$3.5	$6.0
Equipment	0.1	0.1
Estimated costs to divest, recorded as part of unusual items	(3.6)	—

Assets held for sale	$—	$6.1

Accounts payable	$0.1	$0.4
Other liabilities	1.0	0.9

Liabilities held for sale	$1.1	$1.3

Note 14.	Unusual Items

Total unusual items expense, a component of other expense, net in the consolidated statements of operations was as follows:

	Year Ended
	2012	2011	2010
	(In millions)
Aerospace and Defense:
Loss on legal matters and settlements	$0.7	$4.1	$2.8

Aerospace and defense unusual items	0.7	4.1	2.8

Corporate:
Rocketdyne Business acquisition related costs	11.6	—	—
Executive severance agreements	—	—	1.4
Loss on debt repurchased	0.4	0.2	1.2
Loss on bank amendment	—	1.3	0.7
Gain on legal settlement	—	—	(2.7)

Corporate unusual items	12.0	1.5	0.6

Total unusual items	$12.7	$5.6	$3.4

Fiscal 2012 Activity:

The Company recorded $0.7 million for realized losses and interest associated with the failure to register with the SEC the issuance of certain of the Company’s common shares under the defined contribution 401(k) employee benefit plan.

The Company incurred expenses of $11.6 million, including internal labor costs of $2.0 million, related to the proposed Rocketdyne Business acquisition announced in July 2012.

The Company redeemed $75.0 million of its 9 1/2% Notes at a redemption price of 100% of the principal amount. The redemption resulted in a charge of $0.4 million associated with the write-off of the 9 1/2% Notes deferred financing costs.

Fiscal 2011 Activity:

The Company recorded a charge of $3.3 million related to a legal settlement and $0.8 million for realized losses and interest associated with the failure to register with the SEC the issuance of certain of its common shares under the defined contribution 401(k) employee benefit plan.

During fiscal 2011, the Company repurchased $22.0 million principal amount of its 2 1/4% Debentures at various prices ranging from 99.0% of par to 99.6% of par resulting in a loss of $0.2 million.

In addition, during fiscal 2011, the Company recorded $1.3 million of losses related to an amendment to the Senior Credit Facility.

Fiscal 2010 Activity:

In fiscal 2010, the Company recorded $1.4 million associated with executive severance. In addition, the Company recorded a charge of $1.9 million related to the estimated unrecoverable costs of legal matters and $0.9 million for realized losses and interest associated with the failure to register with the SEC the issuance of certain of its common shares under the defined contribution 401(k) employee benefit plan. Further, the Company recorded a $2.7 million gain related to a legal settlement.

In addition, during fiscal 2010, the Company recorded $0.7 million of losses related to an amendment to the Senior Credit Facility.

A summary of the Company’s losses on the 2 1/4% Debentures repurchased during fiscal 2010 is as follows (in millions):

Principal amount repurchased	$77.8
Cash repurchase price	(74.3)

3.5
Write-off of the associated debt discount	(6.3)
Portion of the 2 1/4% Debentures repurchased attributed to the equity component	2.9
Write-off of the deferred financing costs	(0.4)

Loss on 2 1/4% Debentures repurchased	$(0.3)

A summary of the Company’s losses on the 9 1/2% Notes repurchased during fiscal 2010 is as follows (in millions):

Principal amount repurchased	$22.5
Cash repurchase price	(23.0)
Write-off of the deferred financing costs	(0.4)

Loss on 9 1/2% Notes repurchased	$(0.9)

Note 15.	Subsequent Events

7.125% Second-Priority Senior Secured Notes

On January 28, 2013, the Company issued $460.0 million in aggregate principal amount of its 7.125% Second-Priority Senior Secured Notes due 2021 (the “7 1/8% Notes”). The 7 1/8% Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the U.S. in accordance with Regulation S under the Securities Act. The 7 1/8% Notes mature on March 15, 2021, subject to early redemption described below. The 7 1/8% Notes will pay interest semi-annually in cash in arrears on March 15, and September 15, of each year, beginning on March 15, 2013.

The gross proceeds from the sale of the 7 1/8% Notes (after deducting underwriting discounts), plus an amount sufficient to fund a Special Mandatory Redemption (as defined below) on February 28, 2013, including accrued interest on the 7 1/8% Notes, were deposited into escrow pending the consummation of the proposed acquisition of the Rocketdyne Business pursuant to an escrow agreement (the “Escrow Agreement”) by and among the Company and U.S. Bank National Association, as trustee for the 7 1/8% Notes, as escrow agent and as bank and securities intermediary. Pursuant to the Escrow Agreement, the Company will continue to deposit accrued interest on the 7 1/8% Notes on a monthly basis until the satisfaction of the conditions to release the proceeds from escrow. If the conditions to the release of the escrow, including the consummation of the acquisition of the Rocketdyne Business, are not satisfied on or prior to July 21, 2013 (subject to a one-month extension upon satisfaction of certain conditions) or upon the occurrence of certain other events, the 7 1/8% Notes will be subject to a special mandatory redemption (the “Special Mandatory Redemption”) at a price equal to 100% of the issue price of the 7 1/8% Notes, plus accrued and unpaid interest, if any, to, but not including the date of the Special Mandatory Redemption.

The 7  1/8% Notes will be redeemable at the Company’s option, in whole or in part, at any time prior to March 15, 2016 at a price equal to 100% of the principal amount, plus any accrued and unpaid interest to the date of redemption, plus a “make-whole” premium. Thereafter, the Company may redeem the 7 1/8% Notes, at any time on or after March 15, 2016, at redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning March 15 of the years indicated below:

Year	Redemption Price
2016	105.344%
2017	103.563%
2018	101.781%
2019 and thereafter	100.000%

In addition, before March 15, 2016, the Company may redeem up to 35% of the original aggregate principal amount of the 7 1/8% Notes at a redemption price equal to 107.125% of the aggregate principal amount of the 7 1/8% Notes, plus accrued interest, with the proceeds from certain types of public equity offerings.

The 7  1/8% Notes are guaranteed by Aerojet. Following the consummation of the proposed Acquisition, the 7 1/8% Notes will be fully and unconditionally guaranteed on a second-priority senior secured basis by each of the Company’s existing and future subsidiaries that guarantee its obligations under the Company’s existing Senior Credit Facility. Prior to the consummation of the Acquisition, the 7 1/8% Notes will be secured by a first priority security interest in the escrow account and all deposits and investment property therein. Following the consummation of the Acquisition, the 7 1/8% Notes will be secured on a second-priority basis by the assets (other than real property) that secure the Company’s and its guarantors’ obligations under the Senior Credit Facility, subject to certain exceptions and permitted liens.

Upon the occurrence of a change of control (as defined in the 7 1/8% Notes indenture), if the Company has not previously exercised its right to redeem all of the outstanding 7 1/8% Notes pursuant to the Special Mandatory Redemption or an optional redemption as described in the indenture, the Company must offer to repurchase the 7 1/8% Notes at 101% of the principal amount of the 7 1/8% Notes, plus accrued and unpaid interest to the date of repurchase.

The 7  1/8% Notes indenture contains certain covenants limiting the Company’s ability and the ability of its restricted subsidiaries (as defined in the 7 1/8% Notes indenture) to, subject to certain exceptions and qualifications: (i) incur additional indebtedness; (ii) pay dividends or make other distributions on, redeem or repurchase, capital stock; (iii) make investments or other restricted payments; (iv) create or incur certain liens; (v) incur restrictions on the payment of dividends or other distributions from its restricted subsidiaries; (vi) enter into transactions with affiliates; (vii) sell assets; or (viii) effect a consolidation or merger.

The 7  1/8% Notes indenture also contains customary events of default, including, among other things, failure to pay interest, failure to comply with certain repurchase provisions, breach of certain covenants, failure to pay at maturity or acceleration of other indebtedness, failure to pay certain judgments, and certain events of insolvency or bankruptcy. Generally, if any event of default occurs, 7 1/8% Notes trustee or the holders of at least 25% in principal amount of the 7 1/8% Notes may declare the 7 1/8% Notes due and payable by providing notice to the Company. In case of default arising from certain events of bankruptcy or insolvency, the 7 1/8% Notes will become immediately due and payable.

In connection with the issuance of the 7 1/8% Notes, the Company entered into a registration rights agreement dated as of January 28, 2013 (the “Registration Rights Agreement”), by and among the Company, Aerojet, as guarantor, and Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc., as initial purchasers of the 7 1/8% Notes. Pursuant to the Registration Rights Agreement, the Company has agreed to: (i) file a registration statement within 180 days after January 28, 2013, with respect to an offer to exchange the 7 1/8% Notes for freely tradable notes that have substantially identical terms as the 7  1/8% Notes and are registered under the Securities Act; (ii) use reasonable best efforts to cause such registration statement to become effective within 270 days after January 28, 2013; (iii) use reasonable best efforts to consummate the exchange offer within 300 days after January 28, 2013; and (iv) file a shelf registration statement for the resale of the 7 1/8% Notes if the Company cannot effect an exchange offer within the time periods listed above and in certain other circumstances. If the Company does not comply with its registration obligations under the Registration Rights Agreement (each, a “Registration Default”), the annual interest rate on the 7 1/8% Notes will increase by 0.25% per annum and thereafter by an additional 0.25% per annum for any subsequent 90-day period during which a Registration Default continues, up to a maximum additional interest rate of 1.0% per annum. If the Company corrects the Registration Default, the interest rate on the 7 1/8% Notes will revert immediately to the original rate.

The Company intends to use the net proceeds of the 7 1/8% Notes offering to fund, in part, the proposed acquisition of the Rocketdyne Business, and to pay related fees and expenses.

Amendment to Senior Credit Facility

In January 2013, the Company, with its wholly-owned subsidiary Aerojet as guarantor, executed an amendment (the “Third Amendment”) to the Senior Credit Facility with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent. The Third Amendment, among other things, allowed for the 7 1/8% Notes to be secured by a first priority security interest in the escrow account into which the gross proceeds of the 7 1/8% Notes offering were deposited pending the consummation of the acquisition of the Rocketdyne Business.

Note 16.	Condensed Consolidating Financial Information

The Company is providing condensed consolidating financial information for its domestic subsidiaries that have guaranteed the 7 1/8% Notes, and for those subsidiaries that have not guaranteed the 7 1/8% Notes. These 100% owned subsidiary guarantors have, jointly and severally, fully and unconditionally guaranteed the 7 1/8% Notes subject to release under the following circumstances: (i) to enable the disposition of such property or assets to a party that is not the Company or a subsidiary guarantor to the extent permitted by and consummated in compliance with the indenture; (ii) in case of a subsidiary guarantor that is released from its subsidiary guarantee, the release of the property and assets of such subsidiary guarantor; (iii) as permitted or required by the intercreditor agreement; (iv) with the consent of the holder of at least a majority in principal amount of the outstanding 7 1/8% Notes; or (v) when permitted or required by the indenture. Prior to the consummation of the Acquisition and escrow release date, the 7  1/8% Notes were secured by a first priority security interest in the escrow account and all deposits and investment property therein. Following the consummation of the Acquisition and escrow release date on June 14, 2013, the subsidiary guarantees are a senior secured obligation of each subsidiary guarantor and rank (i) effectively junior to all of existing and future first-priority senior secured debt, including borrowings under the Senior Credit Facility, to the extent of the value of the assets securing such debt; (ii) effectively senior to all of the Company’s existing and future unsecured senior debt; (iii) senior in right of payment to all of the Company’s existing and future subordinated debt; and (iv) structurally subordinated to all existing and future liabilities of non-guarantor subsidiaries.

The Company has not presented separate financial and narrative information for each of the subsidiary guarantors, because it believes that such financial and narrative information would not provide investors with any additional information that would be material in evaluating the sufficiency of the guarantees. Therefore, the following condensed consolidating financial information summarizes the financial position, results of operations, and cash flows for the Company’s guarantor and non-guarantor subsidiaries.

Condensed Consolidating Statements of Operations

November 30, 2012 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$962.0	$32.9	$—	$994.9
Cost of sales (exclusive of items shown separately below)	—	844.2	26.0	(0.6)	869.6
Selling, general and administrative	26.4	14.6	0.9	—	41.9
Depreciation and amortization	0.1	21.1	1.1	—	22.3
Interest expense	18.7	3.6	—	—	22.3
Other, net	26.7	(4.3)	2.6	0.6	25.6

(Loss) income from continuing operations before income taxes	(71.9)	82.8	2.3	—	13.2
Income tax (benefit) provision	(16.9)	34.4	1.4	—	18.9

(Loss) income from continuing operations	(55.0)	48.4	0.9	—	(5.7)
Income from discontinued operations	3.1	—	—	—	3.1

(Loss) income before equity income of subsidiaries	(51.9)	48.4	0.9	—	(2.6)
Equity income of subsidiaries	49.3	—	—	(49.3)	—

Net (loss) income	$(2.6)	$48.4	$0.9	$(49.3)	$(2.6)

Comprehensive (loss) income	$(189.5)	$(119.5)	$0.9	$118.6	$(189.5)

November 30, 2011 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$885.0	$33.1	$—	$918.1
Cost of sales (exclusive of items shown separately below)	—	774.8	25.0	(0.5)	799.3
Selling, general and administrative	27.1	12.9	0.9	—	40.9
Depreciation and amortization	0.1	23.5	1.0	—	24.6
Interest expense	25.6	5.2	—	—	30.8
Other, net	11.9	(1.5)	2.6	0.5	13.5

(Loss) income from continuing operations before income taxes	(64.7)	70.1	3.6	—	9.0
Income tax (benefit) provision	(25.5)	39.8	(8.2)	—	6.1

(Loss) income from continuing operations	(39.2)	30.3	11.8	—	2.9
Income from discontinued operations	—	—	—	—	—

(Loss) income before equity income of subsidiaries	(39.2)	30.3	11.8	—	2.9
Equity income of subsidiaries	42.1	—	—	(42.1)	—

Net income	$2.9	$30.3	$11.8	$(42.1)	$2.9

Comprehensive (loss) income	$(15.3)	$4.1	$11.8	$(15.9)	$(15.3)

November 30, 2010 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$822.8	$35.1	$—	$857.9
Cost of sales (exclusive of items shown separately below)	—	728.5	25.9	(0.5)	753.9
Selling, general and administrative	13.0	13.0	0.7	—	26.7
Depreciation and amortization	0.1	26.8	1.0	—	27.9
Interest expense	31.7	5.3	—	—	37.0
Other, net	15.9	(8.6)	2.5	0.5	10.3

(Loss) income from continuing operations before income taxes	(60.7)	57.8	5.0	—	2.1
Income tax (benefit) provision	(9.1)	3.4	1.8	—	(3.9)

(Loss) income from continuing operations	(51.6)	54.4	3.2	—	6.0
Income from discontinued operations	0.8	—	—	—	0.8

(Loss) income before equity income of subsidiaries	(50.8)	54.4	3.2	—	6.8
Equity income of subsidiaries	57.6	—	—	(57.6)	—

Net income	$6.8	$54.4	$3.2	$(57.6)	$6.8

Comprehensive income (loss)	$79.4	$126.8	$3.2	$(130.0)	$79.4

Condensed Consolidating Balance Sheets

November 30, 2012 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$172.4	$—	$—	$(10.3)	$162.1
Accounts receivable	—	109.7	1.8	—	111.5
Inventories	—	40.5	6.4	—	46.9
Recoverable from the U.S. government, Northrop, and other third parties for environmental remediation costs	0.1	28.2	—	—	28.3
Other receivables, prepaid expenses and other	7.0	9.1	0.7	—	16.8
Income taxes	28.8	—	—	(26.3)	2.5

Total current assets	208.3	187.5	8.9	(36.6)	368.1
Property, plant and equipment, net	4.7	133.8	5.4	—	143.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	0.7	107.2	—	—	107.9
Goodwill	—	94.9	—	—	94.9
Intercompany receivable	—	308.5	30.5	(339.0)	—
Investments in subsidiaries	143.1	—	—	(143.1)	—
Other noncurrent assets and intangibles, net	17.6	146.3	40.6	—	204.5

Total assets	$374.4	$978.2	$85.4	$(518.7)	$919.3

Short-term borrowings and current portion of long-term debt	$2.4	$0.3	$—	$—	$2.7
Accounts payable	3.1	61.8	1.5	(10.3)	56.1
Reserves for environmental remediation costs	3.5	36.0	—	—	39.5
Income taxes payable	—	25.4	0.9	(26.3)	—
Other current liabilities, advance payments on contracts, and postretirement medical and life insurance benefits	28.1	190.6	1.6	—	220.3

Total current liabilities	37.1	314.1	4.0	(36.6)	318.6
Long-term debt	245.3	0.7	—	—	246.0
Reserves for environmental remediation costs	3.6	146.4	—	—	150.0
Pension benefits	70.8	383.7	—	—	454.5
Intercompany payable	339.0	—	—	(339.0)	—
Other noncurrent liabilities	67.4	70.4	1.2	—	139.0

Total liabilities	763.2	915.3	5.2	(375.6)	1,308.1
Commitments and contingencies (Note 7)
Redeemable common stock (Note 8)	3.9	—	—	—	3.9
Total shareholders’ (deficit) equity	(392.7)	62.9	80.2	(143.1)	(392.7)

Total liabilities, redeemable common stock, and shareholders’ equity (deficit)	$374.4	$978.2	$85.4	$(518.7)	$919.3

November 30, 2011 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$204.7	$—	$—	$(16.7)	$188.0
Accounts receivable	—	103.6	3.4	—	107.0
Inventories	—	42.5	7.0	—	49.5
Recoverable from the U.S. government, Northrop, and other third parties for environmental remediation costs	0.1	29.5	—	—	29.6
Other receivables, prepaid expenses and other	8.1	12.8	0.6	—	21.5
Income taxes	39.3	—	—	(34.0)	5.3

Total current assets	252.2	188.4	11.0	(50.7)	400.9
Property, plant and equipment, net	4.7	117.7	4.5	—	126.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	0.3	113.8	—	—	114.1
Goodwill	—	94.9	—	—	94.9
Intercompany receivable	—	248.9	30.2	(279.1)	—
Investments in subsidiaries	261.5	—	—	(261.5)	—
Other noncurrent assets and intangibles, net	19.9	149.8	33.0	—	202.7

Total assets	$538.6	$913.5	$78.7	$(591.3)	$939.5

Short-term borrowings and current portion of long-term debt	$2.5	$0.3	$—	$—	$2.8
Accounts payable	0.6	47.1	2.8	(16.7)	33.8
Reserves for environmental remediation costs	4.2	36.5	—	—	40.7
Income taxes payable	—	29.4	4.6	(34.0)	—
Other current liabilities, advance payments on contracts, and postretirement medical and life insurance benefits	31.4	189.7	1.4	—	222.5

Total current liabilities	38.7	303.0	8.8	(50.7)	299.8
Long-term debt	322.7	0.9	—	—	323.6
Reserves for environmental remediation costs	5.0	144.9	—	—	149.9
Pension benefits	32.3	204.1	—	—	236.4
Intercompany payable	279.1	—	—	(279.1)	—
Other noncurrent liabilities	68.0	71.1	(2.1)	—	137.0

Total liabilities	745.8	724.0	6.7	(329.8)	1,146.7
Commitments and contingencies (Note 7)
Redeemable common stock (Note 8)	4.4	—	—	—	4.4
Total shareholders’ (deficit) equity	(211.6)	189.5	72.0	(261.5)	(211.6)

Total liabilities, redeemable common stock, and shareholders’ equity (deficit)	$538.6	$913.5	$78.7	$(591.3)	$939.5

Condensed Consolidating Statements of Cash Flows

November 30, 2012 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(17.8)	$95.9	$1.7	$6.4	$86.2
Cash flows from investing activities:
Capital expenditures	—	(35.8)	(1.4)	—	(37.2)
Other investing	—	0.6	—	—	0.6

Net cash used in investing activities	—	(35.2)	(1.4)	—	(36.6)
Cash flows from financing activities:
Repayments on debt	(77.4)	(0.3)	—	—	(77.7)
Debt issuance costs	(1.3)	—	—	—	(1.3)
Net transfers (to) from parent	59.9	(59.6)	(0.3)	—	—
Other financing activities	4.3	(0.8)	—	—	3.5

Net cash (used in) provided by financing activities	(14.5)	(60.7)	(0.3)	—	(75.5)

Net (decrease) increase in cash and cash equivalents	(32.3)	—	—	6.4	(25.9)
Cash and cash equivalents at beginning of year	204.7	—	—	(16.7)	188.0

Cash and cash equivalents at end of period	$172.4	$—	$—	$(10.3)	$162.1

November 30, 2011 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(33.3)	$105.6	$5.4	$(0.9)	$76.8
Cash flows from investing activities:
Capital expenditures	—	(20.3)	(0.8)	—	(21.1)
Other investing activities	26.7	—	—	—	26.7

Net cash provided by (used in) investing activities	26.7	(20.3)	(0.8)	—	5.6
Cash flows from financing activities:
Repayments on debt	(70.0)	(0.1)	—	—	(70.1)
Debt issuance costs	(4.2)	—	—	—	(4.2)
Net transfers (to) from parent	87.9	(83.3)	(4.6)	—	—
Other financing activities	0.3	(1.9)	—	—	(1.6)

Net cash provided by (used in) financing activities	14.0	(85.3)	(4.6)	—	(75.9)

Net increase (decrease) in cash and cash equivalents	7.4	—	—	(0.9)	6.5
Cash and cash equivalents at beginning of year	197.3	—	—	(15.8)	181.5

Cash and cash equivalents at end of period	$204.7	$—	$—	$(16.7)	$188.0

November 30, 2010 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$9.8	$108.5	$5.8	$24.0	$148.1
Cash flows from investing activities:
Capital expenditures	—	(16.4)	(0.5)	—	(16.9)
Other investing activities	(26.6)	—	—	—	(26.6)

Net cash used in investing activities	(26.6)	(16.4)	(0.5)	—	(43.5)
Cash flows from financing activities:
Repayments on debt	(240.1)	(0.1)		—	(240.2)
Proceeds from issuance of debt, net of issuance costs	192.3	—	—	—	192.3
Net transfers (to) from parent	95.8	(90.5)	(5.3)	—	—
Other financing activities	—	(1.5)	—	—	(1.5)

Net cash provided by (used in) financing activities	48.0	(92.1)	(5.3)	—	(49.4)

Net increase in cash and cash equivalents	31.2	—	—	24.0	55.2
Cash and cash equivalents at beginning of year	166.1	—	—	(39.8)	126.3

Cash and cash equivalents at end of period	$197.3	$—	$—	$(15.8)	$181.5